WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2015
To the Shareholders of Wintrust Financial Corporation:
You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018, on Thursday, May 28, 2015, at 10:00 a.m. Central Time, for the following purposes:

1.	To elect the 14 nominees for director named in this Proxy Statement to hold office until the 2016 Annual Meeting of Shareholders;

2.	To approve, on an advisory (non-binding) basis, the Company’s executive compensation as described in this Proxy Statement;

3.	To adopt the Company’s 2015 Stock Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for 2015; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.
The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on April 9, 2015. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote.

Two of our current directors, Bert A. Getz, Jr. and Thomas J. Neis, are not standing for re-election this year. Messrs. Getz and Neis have been valued members of our board since 2001 and 1999, respectively, and I ask that you join me in thanking them for their services to the Company.

By order of the Board of Directors,

Lisa J. Pattis
Corporate Secretary
April 10, 2015
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT
THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
9700 West Higgins Road, 8th Floor
Rosemont, Illinois 60018
PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 28, 2015
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2015 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include this Proxy Statement (this “Proxy Statement”) and the accompanying proxy card, Notice of Annual Meeting, and Annual Report, to our shareholders over the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being mailed to shareholders on or about April 16, 2015.
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Thursday, May 28, 2015 at 10:00 a.m. Central Time at the Company’s corporate headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the 14 nominees for Director named in this Proxy Statement, a proposal approving the Company’s executive compensation as described in this Proxy Statement, a proposal to adopt the 2015 Stock Incentive Plan and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2015.
Who may vote at the Annual Meeting?
Only record holders of our common stock, no par value (“Common Stock”), as of the close of business on April 9, 2015 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding approximately 47,392,000 shares of Common Stock. Each outstanding share of the Common Stock entitles the holder to one vote.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of the Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards marked “abstain” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How do I submit my vote?
If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	using your telephone, according to the instructions on the notice of the meeting;

•	visiting www.voteproxy.com and then following the instructions on the screen; or

•	signing, dating and mailing in your proxy card which may be obtained by calling 888-proxyna (888-776-9962) or by emailing info@amstock.com.
The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern Standard Time on May 27, 2015.

What do I do if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.
Can I change or revoke my vote after I return my proxy card?
Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet (prior to 11:59 p.m. Eastern Standard Time on May 27, 2015); or

•	delivering written notice of revocation to the Company’s Corporate Secretary by mail at 9700 West Higgins Road, 8th Floor, Rosemont, Illinois 60018.
If you vote other than by phone or Internet, you may change your vote at any time before the actual vote takes place at the annual meeting. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Eastern Standard Time on May 27, 2015. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s tabulator, American Stock Transfer & Trust Company, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $7,000 plus expenses.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:

•	FOR the election of each of the 14 Director nominees named in this Proxy Statement;

•	FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement;

•	FOR the adoption of the Company's 2015 Stock Incentive Plan; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.
How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of each of the 14 Director nominees named in this Proxy Statement;

•	FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement;

•	FOR the adoption of the Company's 2015 Stock Incentive Plan; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.
With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on:

•	The ratification of the appointment of Ernst & Young LLP.
Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals which are considered "non-routine" matters:

•	To elect the 14 Director nominees named in this Proxy Statement;

•	The approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement; and

•	The adoption of the Company's 2015 Stock Incentive Plan.
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.
How will abstentions be treated?
If you vote to abstain, your shares will be counted as present to determine whether or not we have a quorum at the Annual Meeting.
If you abstain for one or more of the nominees for director, this will have the same effect as a vote against such nominee. If you abstain from voting on the advisory (non-binding) proposal approving the Company’s executive compensation as described in this Proxy Statement, on the proposal to approve the Company's 2015 Stock Incentive Plan or on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2015, your abstention will have the same effect as a vote against the proposal or proposals on which you abstain from voting.
What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.
Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on May 28, 2015:
This Proxy Statement and the 2014 Annual Report on Form 10-K are Available at:
https://materials.proxyvote.com/97650W]

 BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Board of Directors
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the Chief Executive Officer and other officers. The Board has six standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, with and without management present, at each meeting of the Board.
Corporate Governance Practices
We believe that a culture of strong corporate governance is a critical component of our success. Our Board continually evaluates corporate governance developments and strives to adopt “best practices” including:

•	Annual election of Directors.

•	Independent Chairman of the Board.

•	Independent Board. Our Board is comprised of all independent Directors, except our CEO.

•	Majority vote standard for election of our Directors.

•
Independent Board committees. Each of our committees (other than the Executive Committee) is made up entirely of independent Directors. Each standing committee operates under a written charter that has been approved by the respective committee, the Nominating and Corporate Governance Committee (the "Nominating Committee") and the Board.

•
Regular executive sessions of independent Directors. At each meeting of the Board and each of its Committees, the Directors meet without management present in regularly scheduled executive sessions of independent Directors.

•	Regular Board self-evaluation process. The Board and each committee evaluate its performance on an annual basis.

•	Service by the majority of our Directors on the boards of our subsidiary banks. We believe this dual service gives our Directors a robust view into our operations and performance.

•	Limitation on other outside board service. We limit our Directors to serve on no more than four other public company boards.

•	Retirement Age. We have a policy that we will not nominate a candidate for Director if he or she has attained the age of 76 before the election.

•
Robust code of ethics. Our corporate code of ethics applies to all of our employees, including our Directors and executive officers. We also have an additional code of ethics applicable to our senior financial officers.

•	Robust role for the Board in risk oversight. Our Board and its committees play an active and ongoing role in the management of the risks of our business.

•
Stock ownership guidelines for Directors and named executive officers. Our Directors and named executive officers each must maintain a significant ownership of our Common Stock in order to increase alignment of their interests with those of our shareholders.

•
Prohibition on hedging, short selling and pledging. Our Directors and executive officers are prohibited from engaging in selling short our Common Stock, engaging in hedging or offsetting transactions regarding our Common Stock or pledging our Common Stock.

•	No shareholder rights plan (“poison pill”).
Meetings
The Board met six times in 2014. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. Ninety-two percent of our Board members then in office attended our 2014 Annual Meeting of Shareholders.

Board Leadership Structure
The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as Chairman of the Board is a particularly time-intensive responsibility. Separating these roles allows the Chief Executive Officer to focus solely on his duties, which the Board believes better serves the Company. Separation of the roles of Chairman and Chief Executive Officer also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management.
The Board’s Role in Risk Oversight
Our Board has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.
The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President — Chief Risk Officer who provides reports to the Board, the Audit Committee and the Risk Management Committee on a regular basis and other committees of the Board as needed.
The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.
In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of the monitoring of risk, generally, and oversight of financial, credit reporting, regulatory, information security, operational and legal risks, in particular. The Risk Management Committee monitors, among other things, credit, interest rate, liquidity and market risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews risks associated with the Company’s capital planning strategy and liquidity. The Nominating Committee also provides risk oversight relating to the Company’s board and governance. Finally, the Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. In addition, the Audit Committee, Finance Committee and Risk Management Committee have each undertaken to monitor relevant portions of the risks relating to the Dodd-Frank Act Stress Test (“DFAST”) process.
Codes of Ethics
The Board has adopted our Corporate Code of Ethics applicable to all Directors, officers and employees, and our Senior Financial Officer Code of Ethics (together with the Corporate Code of Ethics, the "Codes") each of which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” To assist in enforcement of the Codes, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our Codes; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis or more frequently as needed. The Company will post on its website any amendments to, or waivers from, the Codes as they apply to its directors and executive officers to the extent required by SEC or NASDAQ rules.

Shareholder Communications
Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Corporate Secretary, Wintrust Financial Corporation, 9700 West Higgins Road, 8th Floor, Rosemont, Illinois 60018. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 939-9000 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.
Committee Membership
The following table summarizes the current membership of the Board and each of its committees as of the date of this Proxy Statement:

Board of Directors	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Executive Committee
Peter D. Crist (Chair)	Member				Member	Chair
Bruce K. Crowther			Member		Member
Joseph F. Damico	Chair		Member			Member
Bert A. Getz, Jr.		Member		Member
H. Patrick Hackett, Jr.	Member				Chair	Member
Scott K. Heitmann		Member		Chair		Member
Charles H. James III		Member	Member
Albin F. Moschner		Member	Chair			Member
Thomas J. Neis		Member		Member
Christopher J. Perry				Member	Member
Ingrid S. Stafford		Chair		Member		Member
Sheila G. Talton	Member			Member
Edward J. Wehmer						Member

The Nominating Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will continue to serve as Chairman of the Board following the Annual Meeting.

The Nominating Committee has proposed, and the Board has agreed, that the membership of the Board and each of its committees following the annual meeting, assuming each Director nominee is elected, be as follows:

Board of Directors	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Executive Committee
Peter D. Crist (Chair)	Member				Member	Chair
Bruce K. Crowther			Member		Member
Joseph F. Damico	Chair		Member			Member
Zed S. Francis III				Member	Member
Marla F. Glabe		Member		Member
H. Patrick Hackett, Jr.	Member				Chair	Member
Scott K. Heitmann		Member		Chair		Member
Charles H. James III		Member	Member
Albin F. Moschner		Member	Chair			Member
Christopher J. Perry				Member	Member
Ingrid S. Stafford		Chair		Member		Member
Gary D. "Joe" Sweeney	Member		Member
Sheila G. Talton	Member			Member
Edward J. Wehmer						Member

Nominating and Corporate Governance Committee
The Board has established the Nominating Committee which is responsible for the following, among other responsibilities:

•	determining criteria for the selection and qualification of new Directors;

•	identifying, recruiting and evaluating candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•
evaluating the independence of each member of the Board and establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;

•	considering any resignation submitted by a Director who has experienced a significant change to his or her personal circumstances;

•	reviewing the corporate governance guidelines and code of ethics and recommending modifications thereto to the Board;

•	advising the Board with respect to the size, composition and individual members of the various committees of the Board and the functions of the Board and its committees;

•	establishing and implementing self-evaluation procedures for the Board and its committees;

•	reviewing shareholder proposals submitted for business to be conducted at an annual meeting;

•	in consultation with the Audit Committee, reviewing related-party transactions;

•	reviewing annually Director compensation and recommending modifications thereto to the Board;

•	reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;

•	considering from time to time the overall relationship of the Board and management; and

•	reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Nominating Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards. During 2014, the Nominating Committee met four times.

Nomination of Directors
The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business, education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the Corporate Governance Guidelines adopted by the Board, Directors are expected to own Common Stock having a value of at least four times the annual retainer fee, which is $75,000 for fiscal year 2015, and to limit board service at other companies to no more than four other public company boards.
The Nominating Committee believes in an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating Committee does not have a formal policy in this regard, the diversity of the Board is a consideration in evaluating candidates for the Board, among others, as set forth in our Corporate Governance Guidelines. The Nominating Committee seeks to achieve a range of talents, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.
The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. Each of the nominees standing for election for the first time at this Annual Meeting were identified and recommended by members of the Nominating Committee, in conjunction with our chief executive officer, and have been members of the boards of directors of our subsidiary banks or operating companies.
The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-laws (see “Shareholder Proposals for the 2015 Annual Meeting”). Recommendations must be received in writing at the principal executive offices of the Company and addressed to the Wintrust Financial Corporation, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 9700 West Higgins Road, 8th Floor, Rosemont, Illinois 60018. Under the existing provisions of the By-laws, the deadline for such notice with respect to the 2016 Annual Meeting is February 28, 2016. Any such recommendation should include:

•	the name and record address of the shareholder;

•	the class and number of shares of the Company beneficially held by the shareholder;

•
whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the Company’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the Company’s stock (which information shall be updated by such shareholder as of the Record Date, such update to be provided not later than 10 days after the Record Date for the meeting);

•	a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to introduce the recommendation;

•	the name, age, principal occupation and employment, and business and residential addresses of the candidate;

•	the qualifications of such candidate and the reason for such recommendation;

•
a description of all arrangements or understandings between the shareholder and such candidate or any other persons pursuant to which the recommendation is being proposed and any material interest of the shareholder in such recommendation;

•	the candidate’s signed consent to serve as a director if elected and to be named in the Company's Proxy Statement; and

•
all other information which would be required to be included in a proxy statement filed with the Securities and Exchange Commission ("SEC") if, with respect to such nomination, such shareholder were a participant in a solicitation subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company's Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.
The Nominating Committee also evaluates the performance of Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.
Audit Committee
The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements and evaluating and monitoring the risk profile of the Company. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the following, in addition to other responsibilities:

•	the integrity of our financial statements and financial reporting process;

•	our systems of internal accounting and financial controls;

•	the performance of our internal audit function and independent registered public accounting firm;

•	the performance of our compliance function;

•	the independent registered public accounting firm’s qualifications and independence;

•	the annual independent audit of our financial statements; and

•	our compliance with ethics policies and legal and regulatory requirements.

 The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” The Audit Committee is responsible for reviewing and assessing annually the adequacy of the Audit Committee charter and, if appropriate, recommending changes to the Board for approval.
The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.
To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and NASDAQ. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•
must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be an “audit committee financial expert” as defined by SEC rules.
The Audit Committee consists of six Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Ms. Stafford, Mr. Getz, Mr. Heitmann and Mr. Moschner qualify as audit committee financial experts. During 2014, the Audit Committee met six times. The Board has determined that Ms. Glabe, who is anticipated to become a member of the Audit Committee pending her election as a Director at the Annual Meeting, is also independent under the applicable NASDAQ listing standards and will meet the financial competency standards as highlighted in the independence standards set forth above.

Compensation Committee
The Board has established a Compensation Committee which is responsible for the following, among other responsibilities:

•	establishing, in consultation with senior management, the Company’s overall compensation philosophy and overseeing the development and implementation of compensation programs;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other senior management, evaluating the performance of the Chief Executive Officer and other senior management in light of those goals and objectives, and, either as a committee or together with the other independent members of the Board, setting the Chief Executive Officer’s and other senior management’s compensation levels based on this evaluation;

•	reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking or earnings manipulation, and taking any appropriate remedial actions;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing with the Chief Executive Officer senior management promotions and employment of senior management candidates;

•	conferring with the Chief Executive Officer and other senior management regarding succession planning for senior executive officers and making any such recommendations to the Board;

•	taking actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•
pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee director compensation;

•
reviewing the results of any advisory shareholder votes on executive compensation (say-on-pay votes), and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•
recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding executive compensation;

•
developing and implementing policies with respect to the recovery of “clawback” of any excess compensation, including stock options, paid to any of the Company’s executive officers based on erroneous data; and

•	reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Compensation Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards. During 2014, the Compensation Committee met seven times.
Risk Management Committee
The Board has established a Risk Management Committee which is responsible for the following, among other responsibilities:

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering and approving the use of various hedging techniques;

•	reviewing and approving the Company's Risk Appetite Statement, Model Risk Management Governance Framework and validation of the results of the stress test models;

•	reviewing measures taken by the Company to identify, assess, monitor control and mitigate its risks in the areas of asset/liability management and credit policies;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy; and

•	reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. During 2014, the Risk Management Committee met four times.
Finance Committee
The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:

•	reviewing the capital plan and cash position of the Company, and providing guidance on the sources and uses of capital and expected returns on capital;

•	reviewing and approving any strategic initiatives to determine if they are in line with the Risk Appetite Statement;

•	reviewing and approving capital policies including the Capital Plan, Capital Adequacy and Planning Policy and the Capital Contingency Plan;

•	reviewing and approving components of the DFAST process including stress test results;

•	reviewing holding company/intercompany capital actions, linking to current and forecasted capital levels;

•	reviewing and approving action plans to remediate gaps identified in the capital management process;

•	reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;

•	reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•	reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•	reviewing and making recommendations with respect to issuing equity and debt securities;

•	providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•	reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Finance Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Finance Committee consists of four Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. During 2014, the Finance Committee met ten times.
Executive Committee
The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to convene a meeting of the full Board for timely consideration of the actions proposed to be taken. The Executive Committee may exercise all authority of the Board except as otherwise prohibited by law.

The Executive Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Executive Committee currently consists of seven Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the NASDAQ listing standards. During 2014, the Executive Committee did not meet.

DIRECTOR COMPENSATION
The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board and to compensate such Directors for their service on the Board in an amount that is commensurate with their role and involvement. In setting non-employee Director compensation, the Nominating Committee and the Board consider the significant amount of time the Company’s Directors expend in fulfilling their duties as well as the skill level required. During its 2014 review of Director compensation, the Nominating Committee reviewed competitive compensation data for non-employee directors from the Company’s current peer group of 19 Midwestern and National U.S. publicly-traded banks. Based on this review, the Nominating Committee recommended, and the Board approved, not to change the compensation of our non-employee Directors.
To strengthen the alignment of interests between Directors and shareholders, the Board maintains a minimum stock ownership guideline for Directors, which requires Directors to own Common Stock (or common stock equivalents) having a value of at least four times the then-current annual retainer fee paid to non-employee Directors. Currently, this results in an ownership requirement of $300,000. This minimum stock ownership is required to be met within four years of joining the Board. In the event the annual retainer fee is increased, Directors will have four years to meet the new ownership guideline.
As of April 1, 2015, all of the Company’s Directors either own sufficient shares to meet the stock ownership guideline or are on target to meet the minimum stock ownership guideline within the prescribed time frame.
Compensation for Non-employee Directors
For their service to the Company, non-employee Directors are entitled to an annual retainer fee (the “Annual Retainer”), attendance fees for committee meetings and certain Board meetings, and a payment for service as a chairman of the Board or of certain committees (other than the Annual Retainer, “Other Director Fees”). Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board.
Retainer Fees. In 2014, the Company paid an annual retainer fee to non-employee Directors of $75,000. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.
Board Meeting Attendance Fees. The Company does not pay an attendance fee for meetings of the Board; however, in the event the Company holds more than six Board meetings in one year, non-employee Directors will receive per meeting fees of $2,000 for in-person attendance, or $1,500 for telephonic attendance, for each such additional Board meeting the Director attends.
Committee Meeting Attendance Fees. In order to properly reward non-employee Directors who sit on committees for their efforts and contributions, non-employee Directors receive an attendance fee for service on a committee of the Board. Non-employee Directors receive $1,700 per committee meeting attended, except for Audit Committee members, who receive a $2,000 per meeting attendance fee.
Chairmanships. In order to properly reflect the differences in workloads resulting from certain positions on the Board, the Chair of the Risk Management Committee, the Chair of the Compensation Committee, the Chair of the Nominating Committee and the Chair of the Finance Committee are also entitled to an additional annual fee of $10,000, and the Chair of the Audit Committee is entitled to an additional annual fee of $20,000. In 2014, the Company paid the Chairman of the Board an additional annual fee of $60,000.
Subsidiary Directorships. Non-employee Directors who serve on the Boards of Directors of our subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz and Heitmann. Assuming all of the Director nominees are elected, Mr. Heitmann and Ms. Glabe will be the only independent members of the Board of Directors who serve on more than one subsidiary board.
Directors Deferred Fee and Stock Plan
The 2005 Directors Deferred Fee and Stock Plan ("Director Plan") is a program that allows non-employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of the Annual Retainer delivered in the form of Common Stock or defer the receipt of Other Director Fees in the form of cash or Common Stock.
A Director will receive all fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter.
Under the Director Plan, a Director may elect to defer receipt of shares of Common Stock received as an Annual Retainer or as Other Director Fees. If a Director elects to defer his or her receipt of fees paid in Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued to the Director in accordance with the deferral election of the Director.
The Director Plan also permits deferral of Other Director Fees in cash. If a Director elects to defer receipt of Other Director Fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to a Director’s deferred compensation account as of the date such fees otherwise would be payable to the Director. All amounts in such account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of the quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for the purposes of the amount in his or her deferred compensation account. The amount in the deferred compensation account will be paid to the Director in accordance with the deferral election of the Director.
All deferrals under the Director Plan will be deferred until the 15th of January following the retirement of such Director from the Board and each of its Subsidiaries, or, at the election of the Director at the time of deferral, until the first, second, third, fourth or fifth anniversary of such retirement.
2014 Director Compensation Table
The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2014.

(a) Name	(b) Fees Earned or Paid in Cash ($)(1)	(c) Stock Awards ($)	(d) Option Awards ($)	(e) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(f) All Other Compensation ($)(2)	(g) Total ($)
Peter D. Crist	157,100	—	—	—	20,815	177,915
Bruce K. Crowther	103,900	—	—	—	19,154	123,054
Joseph F. Damico	102,000	—	—	—	226	102,226
Bert A. Getz, Jr.	91,800	—	—	—	26,447	118,247
H. Patrick Hackett, Jr.	107,100	—	—	—	17,017	124,117
Scott K. Heitmann	103,800	—	—	—	28,921	132,721
Charles H. James III	96,900	—	—	—	17,449	114,349
Albin F. Moschner	108,900	—	—	—	2,149	111,049
Thomas J. Neis	93,800	—	—	—	15,288	109,088
Christopher J. Perry	98,800	—	—	—	5,320	104,120
Ingrid S. Stafford	112,100	—	—	—	20,190	132,290
Sheila G. Talton	88,600	—	—	—	100	88,700

(1)	Includes fees paid in cash and stock for services as non-employee Directors of the Company. During 2014, certain Directors elected to receive fees in stock as follows:

Name	Fees Earned in Stock
Peter D. Crist	$164,150
Bruce K. Crowther	75,000
Joseph F. Damico	85,000
Bert A. Getz, Jr.	33,225
Scott K. Heitmann	34,000
Charles H. James III	75,000
Christopher J. Perry	98,800
Ingrid S. Stafford	47,500
Sheila G. Talton	37,500

As of December 31, 2014, Directors held units in our deferred stock program as follows:  Crist: 36,827 units;
Crowther: 25,414 units; Getz: 25,004 units; Hackett: 2,683 units; Heitmann: 6,423 units; Moschner: 4,082 units;
Neis: 14,550 units; Perry: 14,689 units; and Stafford: 10,047 units.

(2)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes dividends earned on fees deferred as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Common Stock as of the Record Date (except as otherwise indicated), with respect to (i) each Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company to beneficially own in excess of 5% of the Common Stock. Unless otherwise indicated, the listed person has sole voting and dispositive power.

	Amount of Common Shares Beneficially Owned (1)	Restricted Stock Units (1)	Options & Warrants Exercisable Within 60 Days (1)	Total Amount of Beneficial Ownership (1)	Total Percentage Ownership (1)
Directors
Peter D. Crist	89,925	—	—	89,925	*
Bruce K. Crowther	27,809	—	—	27,809	*
Joseph F. Damico	17,944	—	—	17,944	*
Bert A. Getz, Jr.	30,939	—	—	30,939	*
H. Patrick Hackett, Jr.	24,273	—	—	24,273	*
Scott K. Heitmann	16,362	—	—	16,362	*
Charles H. James III	8,340	—	—	8,340	*
Albin F. Moschner	9,093	—	—	9,093	*
Thomas J. Neis	16,785	—	—	16,785	*
Christopher J. Perry	50,984	—	—	50,984	*
Ingrid S. Stafford	19,751	—	—	19,751	*
Sheila G. Talton	4,095	—	—	4,095	*
Edward J. Wehmer**	108,231	51,534	34,926	194,691	*
Director Nominees not currently serving
Zed S. Francis III	8,543	—	—	8,543	*
Marla F. Glabe	76	—	—	76	*
Gary D. "Joe" Sweeney	—	—	—	—	*
Named Executive Officers
David A. Dykstra	135,735	40,159	24,368	200,262	*
Richard B. Murphy	39,017	1,500	15,307	55,824	*
Lisa J. Pattis	8,189	2,600	14,265	25,054	*
David L. Stoehr	15,059	—	10,618	25,677	*
Total Directors & Executive Officers (24 persons)	729,249	99,844	211,283	1,040,376	2.2%
Total Continuing Directors, Director Nominees & Executive Officers (25 persons)	690,144	99,844	211,283	1,001,271	2.1%
Other Significant Shareholders
BlackRock, Inc. (2)	4,230,825	—	—	4,230,825	9.1%
Dimensional Fund Advisors LP (3)	3,409,826	—	—	3,409,826	7.3%
The Vanguard Group, Inc. (4)	3,049,709	—	—	3,049,709	6.52%
Invesco Ltd. (5)	2,939,750	—	—	2,939,750	6.3%
T. Rowe Price Associates, Inc. (6)	2,724,632	—	—	2,724,632	5.8%
State Street Corporation (7)	2,581,890	—	—	2,581,890	5.5%

*	Less than 1%.

**	Mr. Wehmer is also a named executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Exchange Act.

(2)
Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 15, 2015 reporting beneficial ownership as of December 31, 2014. According to this report, BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10022. BlackRock, Inc. has informed the Company that the following subsidiaries of BlackRock, Inc. hold shares of the security being reported: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co. Ltd. BlackRock, Inc. has sole voting power with respect to 4,119,542 of these shares and sole dispositive power with respect to 4,230,825 of these shares.

(3)
Based solely on information obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 5, 2015 reporting beneficial ownership as of December 31, 2014. According to this report, Dimensional’s business address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has informed the Company that these securities are owned by various investment companies, commingled group trusts and separate accounts. Dimensional serves as investment manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional may be deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. Dimensional has sole voting power with respect to 3,367,162 of these shares and sole dispositive power with respect to 3,409,826 of these shares.

(4)
Based solely on information obtained from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2015 reporting beneficial ownership as of December 31, 2014. According to this report, Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has informed the Company that the following subsidiaries of Vanguard hold shares of the security being reported: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard has sole voting power with respect to 65,342 of these shares, sole dispositive power with respect to 2,987,867 shares and shared dispositive power with respect to 61,842 of these shares.

(5)
Based solely on information obtained from a Schedule 13G/A filed by Invesco Ltd. (“Invesco”) with the SEC on February 10, 2015 reporting beneficial ownership as of December 31, 2014. According to this report, Invesco’s business address is 1555 Peachtree Street NE; Atlanta, GA 30309. Invesco has indicated that the following subsidiaries of Invesco are investment advisers which hold shares of the security being reported: Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco PowerShares Capital Management. Invesco has sole voting power with respect to 2,939,750 of these shares. Invesco has sole dispositive power with respect to 2,939,750 of these shares.

(6)
Based solely on information obtained from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 11, 2015 reporting beneficial ownership as of December 31, 2014. According to this report, Price Associates’ business address is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has informed the Company that these securities are owned by various institutional investors including T. Rowe Price Small Cap Value Fund, Inc. ("T. Rowe Small Cap"). Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 734,331 of these shares and sole dispositive power with respect to 2,724,632 of these shares. T. Rowe Small Cap had sole voting power with respect to 1,976,700 of these shares and sole dispositive power with respect to none of these shares.

(7)
Based solely on information obtained from a Schedule 13G filed by State Street Corporation (“State Street”) with the SEC on February 13, 2015 reporting beneficial ownership as of December 31, 2014. According to this report, State Street's business address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street has indicated that the following subsidiaries of State Street are investment advisers which hold shares of the security being reported: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, and State Street Global Advisors, Australia Limited. State Street has shared voting power with respect to 2,581,890 of these shares and sole dispositive power with respect to none of these shares.

RELATED PARTY TRANSACTIONS
Director Independence
A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company other than serving as a Director of the Company and he or she otherwise satisfies the independence requirements of the NASDAQ listing standards. A Director is “independent” under the NASDAQ listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.
The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the applicable NASDAQ listing standards, except Edward J. Wehmer, who serves as our President and Chief Executive Officer. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.
Related Party Transactions
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each related party transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, Director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•
whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, Directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and any person who beneficially owns greater than 10% of the Common Stock to file reports of holdings and transactions in the Common Stock with the SEC.
Based solely on a review of the Section 16(a) reports furnished to us with respect to 2014 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2014 and during the subsequent period through the date of this Proxy Statement, except that the Company has identified that one disposition of common stock by Mr. James was reported late on a Form 4 filed with the SEC on February 26, 2015.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Company’s Board is currently comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. On April 7, 2015, the Board of Directors, at the recommendation of the Nominating Committee, amended the By-laws of the Company to increase the size of the Board of Directors from 13 to 14.
At the Annual Meeting, you will elect 14 individuals to serve on the Board until the next Annual Meeting and until a successor shall have been elected and qualified. The Board, acting pursuant to the recommendation of the Nominating Committee, has nominated each Director standing for election. Each of the nominees currently serves as a Director, except for Zed S. Francis III, Marla F. Glabe and Gary D. "Joe" Sweeney. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.

Name	Age	Director Since	Committees	Subsidiary Banks
Peter D. Crist	63	1996	Nominating Finance Executive	Hinsdale Bank
Bruce K. Crowther	63	1998	Compensation Finance	Barrington Bank
Joseph F. Damico	61	2005	Nominating Compensation Executive	—
Zed S. Francis III	60	Nominee	Finance Risk Management	Hinsdale Bank
Marla F. Glabe	61	Nominee	Audit Risk Management	Great Lakes Advisors Wayne Hummer Investments The Chicago Trust Company First Insurance Funding Corp.
H. Patrick Hackett, Jr.	63	2008	Nominating Finance Executive	Wintrust Bank
Scott K. Heitmann	66	2008	Audit Risk Management Executive	Great Lakes Advisors Wayne Hummer Investments The Chicago Trust Company Wintrust Bank
Charles H. James III	56	2008	Audit Compensation	Lake Forest Bank
Albin F. Moschner	62	1996	Audit Compensation Executive	Libertyville Bank
Christopher J. Perry	59	2009	Risk Management Finance	—
Ingrid S. Stafford	61	1998	Audit Risk Management Executive	Wintrust Bank
Gary D. "Joe" Sweeney	57	Nominee	Nominating Compensation	Town Bank
Sheila G. Talton	62	2012	Nominating Risk Management	—
Edward J. Wehmer	61	1996	Executive	—

Nominees for Election at the 2015 Annual Meeting of Shareholders
Peter D. Crist (63), Director since 1996. Mr. Crist has served as the Company’s Chairman since 2008. Mr. Crist founded Crist Kolder Associates, an executive recruitment firm which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director of Northwestern Memorial Hospital. Mr. Crist is a Director of Hinsdale Bank.
Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as the chair of the compensation committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of Hinsdale Bank gives him valuable insight into the Company’s banking operations.
Bruce K. Crowther (63), Director since 1998. Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates (“Northwest Community”) from January 1992 until his retirement in December 2013. Prior to that time he served as Executive Vice President and Chief Operating Officer of Northwest Community from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as Chairman of the board of directors of the Max McGraw Wildlife Foundation. Additionally, he serves as a Director of NeoGenomics, Inc. (NASDAQ). Mr. Crowther is a Director of Barrington Bank.
Mr. Crowther’s experience as President and Chief Executive Officer of Northwest Community provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a director of Barrington Bank gives him valuable insight into the Company’s banking operations.
Joseph F. Damico (61), Director since 2005. Mr. Damico is a founding partner and Co-Chairman of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President and Chief Operating Officer of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply and serves as a Director of Northwestern Memorial Hospital. Mr. Damico is an advisory Director of Libertyville Bank.
Mr. Damico’s experience in senior leadership positions with Cardinal Health, Allegiance, Baxter International, and American Hospital Supply provides him with knowledge of the issues faced by large and complex businesses. In addition, his experience as Co-Chairman of RoundTable Healthcare Partners provides him with insight into issues faced by entrepreneurial companies. His experience as a corporate director also provides him with knowledge of the operations of various boards of directors. Mr. Damico’s experience as an advisory director of Libertyville Bank gives him valuable insight into the Company’s banking operations.
Zed S. Francis III (60), Director Nominee. Mr. Francis has worked as a private investor since 2007. From 1999 to 2007, he served as Managing Director and Head of Global Portfolio Strategies Execution for Bank of America, where he managed corporate credit risk utilizing credit derivatives and other securities. Until 2007, Mr. Francis held numerous positions of increasing seniority at Bank of America and its predecessor entities since 1978. Mr. Francis also served as an independent director of Quadrant Structured Credit Products LLC from 2007 to 2009. He currently serves on the Board of Directors of Bridge Communities and Hinsdale Bank.
Mr. Francis’ 25 years of experience in the banking industry, including service in executive leadership roles at Bank of America, provide him extensive knowledge of the financial services industry. His experience with risk management, credit portfolio management, capital markets, mergers and acquisitions and commercial banking give him insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. Mr. Francis’ experience as a current director of Hinsdale Bank gives him valuable insight to the Company’s banking operations.
Marla F. Glabe (61), Director Nominee. Ms. Glabe has served since 2011 as the Lead Managing Director for MasterMind Advisory Board (“MasterMind”), a corporation offering advisory services to CEOs and business entrepreneurs. Prior to founding MasterMind in 2011, Ms. Glabe served as a senior executive with Allstate Insurance Company and served as a member of the board of directors of Allstate Life Insurance Company. From 1974 to 2009, she served in various executive positions at Allstate

Insurance Company and its affiliates. Since 2013, Ms. Glabe has been on the Board of Royal Neighbors of America, a fraternal insurance company offering life insurance and financial solutions. Ms. Glabe serves on the boards of Northwest Community Healthcare, North-Northwest Chicago United Way and Royal Neighbors Foundation. Additionally, she is a member of the YWCA’s Academy of Women Achievers and the Society of Actuaries as well as an Executive Mentor for The Menttium Program. Ms. Glabe is a Director of FIRST Insurance Funding Corp. and the boards associated with Wintrust Wealth Management.
Ms. Glabe’s work at MasterMind and Allstate gives her in-depth experience managing and providing leadership at sophisticated nationwide organizations in highly regulated businesses, and building and developing new businesses, each of which is critical to the Company. Her knowledge of the insurance industry gives her insight into an area which, through the Company’s insurance premium financing business, impacts a substantial and growing portion of the Company’s business. In addition, her experience in leadership provides Ms. Glabe with knowledge of the issues faced by large and complex businesses. Ms. Glabe’s experience as a current director of FIRST Insurance Funding Corp. and the boards associated with Wintrust Wealth Management gives her valuable insight to the Company’s non-banking operations.
H. Patrick Hackett, Jr. (63), Director since 2008. Mr. Hackett has been the Principal of HHS Co., an investment company located in the Chicago area, since 2001. Previously, he served for 12 years as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and of the Massachusetts Institute of Technology. He serves on the board of First Industrial Realty Trust, Inc. (NYSE) and is a director of Wintrust Bank.
Mr. Hackett’s experience provides him deep familiarity with financial modeling and underwriting approaches toward valuing corporate and bank acquisitions, as well as commercial real estate, which often serves as collateral for the Company’s products. Mr. Hackett’s experience as a director of Wintrust Bank and as a bank auditor, early in his career, give him valuable insight into bank accounting of the Company’s banking operations.
Scott K. Heitmann (66), Director since 2008. Mr. Heitmann, retired for the past nine years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a Director of Great Lakes Advisors, Wayne Hummer Investments, The Chicago Trust Company, and Wintrust Bank.
Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of Wintrust Bank and the boards associated with Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
Charles H. James III (56), Director since 2008. Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of PRG Ventures LLC, which owns quick service restaurants. From 2001 to 2003 Mr. James served as Chairman of the Board and Chief Executive Officer of PrimeSource Foodservice Equipment, Inc., a food service equipment and supplies distributor that specializes in servicing quick service restaurant chains and multi-unit operators. Mr. James also serves on the board of directors of Morehouse College. Mr. James is a Director of Lake Forest Bank.
Mr. James’s experience as Chairman and Chief Executive Officer of C.H. James & Co. and Managing Owner of PRG Ventures LLC provides him with knowledge of businesses engaged in both wholesale distribution and consumer sales, each an important segment of the Company’s customer base. As a chief executive, Mr. James also brings substantial operational and management experience to the Board. In addition, Mr. James’ experience as a director of Lake Forest Bank gives him valuable insight into the Company’s banking operations.
Albin F. Moschner (62), Director since 1996. Mr. Moschner is currently a consultant in the wireless industry after retiring in 2011 from the position of Executive Vice President and Chief Operating Officer of Leap Wireless, a provider of wireless services. He joined Leap Wireless in 2004 as the Chief Marketing Officer. In the eight years prior to joining Leap Wireless, Mr. Moschner held executive positions in both early stage and corporate, internet and telecommunications companies as President of Verizon Card Services, President and Chief Executive Officer of One Point Services and Vice-Chairman of Diba, Inc.

Mr. Moschner also served as Director, Chief Operating Officer and President and Chief Executive Officer of Zenith Electronics, Glenview, Illinois, from 1991 to 1996. Mr. Moschner serves on the Board of Directors of USA Technologies, Inc. (NASDAQ). Mr. Moschner is a director of Libertyville Bank.
Mr. Moschner’s experience as President and Chief Executive Officer of Zenith Electronics provides him with insight into the management of a public company. Mr. Moschner’s experience in the telecommunications industry also provides him with insight into the challenges and opportunities of businesses undergoing secular change. As a result of his financial experience, Mr. Moschner qualifies as a financial expert for purposes of rules governing audit committees. In addition, Mr. Moschner's experience as a former director of Lake Forest Bank and as a current director of Libertyville Bank gives him valuable insight to the Company's banking operations.
Christopher J. Perry (59), Director since 2009. Mr. Perry is currently a partner at CIVC Partners LLC, a private equity investment firm which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has been in the financial services industry for the past 29 years. During his time at CIVC Partners, he has served on the boards of over a dozen public and private companies. Mr. Perry previously served as a director of Wintrust from 2001 to 2002.
Mr. Perry’s role as a partner of CIVC Partners gives him insight into a broad range of privately held companies across a number of industries, including financial services. In addition, his experience as a leader at CIVC, Continental Bank’s Mezzanine Investments Group and Structured Finance Group gives him insight into complex capital structures, financial instruments and all aspects of transactions. Mr. Perry’s nearly three decades of experience in the financial services industry have given him considerable experience in many aspects of the industry during several credit and economic cycles.
Ingrid S. Stafford (61), Director since 1998. Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Vice President for Financial Operations and Treasurer. Ms. Stafford is a trustee of the Evanston Alternative Opportunities Fund, an SEC registered fund advised by Evanston Capital Management. She is chair of its audit committee and a member of its fund valuation committee. In 2013, Ms. Stafford was elected to the national governing council of the Evangelical Lutheran Church in America, where she is a member of its audit and finance committees. She also serves on the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001 to 2005. Ms. Stafford is a Director of Wintrust Bank.
Ms. Stafford’s experience as Vice President for Financial Operations and Treasurer of Northwestern University provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. She serves in a management support role to its Board of Trustees’ Audit, Risk and Compliance Committee, Finance and Investment Committees. In addition, as a member of the investment committees of Wittenberg University and the Evanston Community Foundation, she has experience with investment strategy and asset allocation. She also has experience as an audit committee member and chair of the Board of Pensions of the Evangelical Lutheran Church in America (now known as Portico Benefit Services) and audit committee member of Wittenberg University. As a result of her financial experience, Ms. Stafford qualifies as a financial expert for purposes of rules governing audit committees. In addition, Ms. Stafford’s experience as a director of Wintrust Bank gives her valuable insight into the Company’s banking operations.
Gary D. "Joe" Sweeney (57), Director Nominee. Mr. Sweeney serves as strategic advisor to Corporate Financial Advisors, LLC (“CFA”), a middle-market investment banking firm, which specializes in providing merger and acquisition advisory services, capital sourcing, exit planning and general corporate advisory services. From 2000 to April 2015, Mr. Sweeney was a co-owner and a managing director of CFA. Prior to that time, he founded and served as president of Sports Marketing and Management Group, LLC, a sports marketing and management firm that specializes in assisting and representing coaches and professional athletes in securing contracts and marketing opportunities. Mr. Sweeney is a published best-selling author and a frequent public speaker. Mr. Sweeney has served on the boards of directors of numerous private companies over the past 30 years. He currently serves on the Board of Directors of Bradley Center Sports and Entertainment Corporation, The University of Notre Dame Graduate Alumni Board for the Mendoza College of Business and Town Bank.
Mr. Sweeney’s experience provides him with extensive knowledge of mergers and acquisitions, capital raising, and the investment process, each of which are key functions of the Company. His knowledge of underwriting approaches and valuation methodologies will be valuable in evaluations of proposed transactions. In addition, his experience in leadership provides Mr. Sweeney with knowledge of the issues faced by large and complex businesses. Mr. Sweeney’s experience as a current director of Town Bank gives him valuable insight to the Company’s banking operations.
Sheila G. Talton (62), Director since 2012. Since March 2013, Ms. Talton has served as President and Chief Executive Officer of Gray Matter Analytics which focuses on data analytics consulting services in the financial services and healthcare industries. From 2011 to 2013, Ms. Talton was President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. From 2008 to 2011, she served as Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer of networking, switching and server/virtualization technology products related to the communication and information technology industries. Prior to that time, Ms. Talton held leadership positions at Ernst & Young, Cap Gemini and EDS. Ms. Talton serves on the board of directors of OGE Energy Corp. (NYSE).
Ms. Talton’s extensive knowledge of information technology systems and technology security issues permit her to provide guidance on critical issues to the Company’s successful growth and the role of technology in enabling such growth. Ms. Talton’s experience in technology systems provides her with insight into the challenges of securely providing a diverse client base with a broad array of financial services. In addition, her experience in senior leadership with Cisco Systems, EDS and others and serving as a director of other publicly held companies provides her with knowledge of the issues faced by large and complex businesses. Ms. Talton also brings substantial operational and management experience to the board.
Edward J. Wehmer (61), Director since 1996. Mr. Wehmer, a founder of the Company, has served since May 1998 as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of Northwestern Lake Forest Hospital and the Catholic Extension Society, on the audit committee of Northwestern Memorial Health Care, as a trustee for Ann & Robert H. Lurie Children’s Hospital and Foundation, and on the Finance Board of the Archdiocese of Chicago.
Mr. Wehmer is the only member of the Board who is also an executive officer of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.
Required Vote
Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to abstain will have the same effect as a vote against such nominee.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Not Standing for Election
Bert A. Getz, Jr. (48), Director since 2001. Mr. Getz joined Globe Corporation, a diversified investment company focusing primarily on commercial real estate and development and traditional asset management, in 1991 and serves as Director and Co-Chief Executive Officer. He is also President of Globe Development Corporation (a wholly-owned real estate development subsidiary of Globe Corporation) and Global Trust Company, an Officer and Director of Globe Management Company, and Chairman of the Investment Committee for Globe Investment Company, LP. Additionally, Mr. Getz is a Director of the Globe Foundation, National Historical Fire Foundation and Ann & Robert H. Lurie Children’s Hospital, and is a Trustee of the Brookfield Zoo, The Lawrenceville School and North Shore Country Day School. Mr. Getz serves as a Director of Great Lakes Advisors, Libertyville Bank, Wayne Hummer Investments and The Chicago Trust Company.
Mr. Getz’s experience in real estate investment and development, through Globe Corporation and its affiliates, provides him with knowledge of the real estate market in the Chicago area, which affects numerous aspects of the Company’s business, particularly the Company’s lending operations. In addition, Mr. Getz’s experience as a real estate developer provides insight into the operation of credit-intensive businesses. His experience as a director of various corporate and non-profit boards provide him with knowledge of the concerns of various constituencies of the Company. As a result of his financial experience, Mr. Getz qualifies as a financial expert for purposes of rules governing audit committees. In addition, Mr. Getz’s experience as a director of Libertyville Bank and the boards associated with Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
Thomas J. Neis (66), Director since 1999. Mr. Neis is the owner of Neis Insurance Agency, Inc., QR Insurance Agency and Pachini Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance

Brokerage Inc., marketing insurance products to insurance agencies. Through QR Insurance Agency, he provides insurance consulting for banking and financial institutions. Mr. Neis was recently appointed to a second term on the Governing Committee of the Illinois Automobile Insurance Plan. Mr. Neis is a member of the Board of Trustees of Illinois Wesleyan University, where he serves on its Audit, Investment and Business Affairs committees. In addition, Mr. Neis is a member of the university’s national alumni board and served as past president of the university’s Chicago Alumni Board. He also founded and chaired the Crystal Lake Sister City organization with Holtzgerlingen, Germany and has been active in several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.
Mr. Neis has experience in the insurance industry, which, through the Company’s premium finance receivable financing business, impacts a substantial and growing portion of the Company’s business. Through his insurance businesses, Mr. Neis also has experience operating in an industry with multiple layers of regulation. In addition, Mr. Neis’ experience as a director of Crystal Lake Bank gives him valuable insight into the Company’s banking operations.

EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company’s executive officers is set forth below.
Edward J. Wehmer (61) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.
David A. Dykstra (54) — Senior Executive Vice President and Chief Operating Officer and Treasurer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Chief Operating Officer. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Mr. Dykstra also serves as a Regional Market Head overseeing First Insurance Funding, First Insurance Funding of Canada, State Bank of the Lakes and Tricom. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of First Insurance Funding, First Insurance Funding of Canada, Old Plank Trail Community Bank, State Bank of the Lakes and Tricom.
Lloyd M. Bowden (61) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company since September 1996 and as Chief Executive Officer of Wintrust Information Technology Services since 2001. He is responsible for overall technology oversight and strategic planning for Wintrust as well as for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.
 Timothy S. Crane (53) — Executive Vice President and Regional Market Head — Mr. Crane joined the Company in August 2008 and is the Regional Market Head overseeing Crystal Lake Bank, Lake Forest Bank, Libertyville Bank, Northbrook Bank and Wintrust Bank. Prior to joining the Company, Mr. Crane served as President and Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane serves on the boards of the Metropolitan Family Services and the Bank Administration Institute. In addition, Mr. Crane is a director of Crystal Lake Bank, Lake Forest Bank, Libertyville Bank, Northbrook Bank and Wintrust Bank.
Guy W. Eisenhuth (59) — Executive Vice President and Regional Market Head — Mr. Eisenhuth joined the Company in January 2010 as President and Chief Executive Officer of Village Bank and Trust Company and was promoted in January 2014 to Executive Vice President and Regional Market Head overseeing Barrington Bank, Schaumburg Bank and Village Bank. Prior to joining the Company, Mr. Eisenhuth served as Head of Commercial Banking of Fifth Third Bank in Chicago where he was employed for one year and worked for several years at J.P. Morgan Chase, and predecessors, culminating into the Senior Vice President-Group Head Middle Market Banking. Mr. Eisenhuth is a director of Barrington Bank, Schaumburg Bank and Village Bank.
John S. Fleshood (52) — Executive Vice President and Chief Risk Officer — Mr. Fleshood joined the Company in August 2005 and manages the enterprise risk management process for the Company including the audit, regulatory, and model risk management functions. Between January 2006 and December 2009, Mr. Fleshood served as a Regional Market Head overseeing St. Charles Bank and Wintrust Mortgage Corporation. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio.
Leona A. Gleason (65) — Executive Vice President and Chief Administrative Officer — Ms. Gleason joined the Company in January 2010 and oversees certain administrative affairs of the Company including Human Resources, Operations, Compliance, Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundering. From 1996 to 2009, Ms. Gleason was Executive Vice President at FBOP Corporation, a $19 billion privately held bank holding company. She had primary responsibility for Human Resources, Training, Compliance, Community Reinvestment Act, Bank Secrecy Act, Risk Management, Operations and Information Technology. Prior to her association with FBOP, from 1977 to 1996, Ms. Gleason was Senior Vice President at Corus Bankshares, Inc. where she managed Retail Banking, Operations, Information Technology, Compliance and Human Resources and from 1972 to 1977 was Vice President at Boulevard Bank.
David L. Larson (52) — Executive Vice President and Regional Market Head — Mr. Larson joined the Company in April 2010. He oversees the Managed Asset Division of the Company which directs collection efforts for both the Company’s own and purchased portfolios. He also serves as a Regional Market Head overseeing Old Plank Trail Community Bank, St. Charles Bank and Wheaton Bank. Mr. Larson was the President and Chief Executive Officer of Wheatland Bank from December 2009 to April 2010, when it was taken into receivership by the FDIC and acquired by the Company. From 1995 until 2009, Mr. Larson served in various executive positions at Chicago subsidiaries of FBOP Corporation, a $19 billion privately held bank holding company. Prior to his association with FBOP, Mr. Larson served in various commercial banking positions at American National Bank from 1987 to 1995. Mr. Larson is a director of Old Plank Trail Community Bank, St. Charles Bank, and Wheaton Bank.
Richard B. Murphy (55) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy serves as Regional Market Head overseeing Hinsdale Bank and Town Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Hinsdale Bank and Town Bank. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.
Lisa J. Pattis (48) — Executive Vice President, General Counsel and Corporate Secretary — Ms. Pattis joined the Company in September 2011 and manages all legal affairs of the Company, including corporate governance, mergers and acquisitions, financing transactions, litigation, legal compliance as well as assisting bank and non-bank subsidiaries with legal matters. Prior to joining Wintrust, Ms. Pattis spent more than 16 years with the law firm of Sidley Austin LLP, with a practice focused on corporate governance and securities matters. As a partner at Sidley Austin LLP, Ms. Pattis served Wintrust as its corporate and securities counsel since 2005.
David L. Stoehr (55) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank and Old Plank Trail Community Bank.
Thomas P. Zidar (46) — Executive Vice President and Market Head of Wealth Management Services —Mr. Zidar joined the Company in 2006 and also serves as Chairman and Chief Executive Officer of Wintrust Wealth Management. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Great Lakes Advisors, Wayne Hummer Investments and The Chicago Trust Company.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This Compensation Discussion & Analysis section reviews the compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2014.
Our 2014 NEOs were:

Named Executive Officer	Title/Role
Edward J. Wehmer	President & Chief Executive Officer
David A. Dykstra	Senior Executive Vice President and Chief Operating Officer and Treasurer
Richard B. Murphy	Executive Vice President and Chief Credit Officer
Lisa J. Pattis	Executive Vice President, General Counsel and Corporate Secretary
David L. Stoehr	Executive Vice President and Chief Financial Officer
2014 Business Highlights
During 2014, the Company’s executive officers continued to provide strong management through the extended low interest rate environment and maintained the Company's long-term strategy of sound, conservative underwriting. The executive officers' steady leadership focused on taking a measured and balanced approach to sourcing alternative growth strategies and increasing shareholder value, while maintaining credit quality and appropriate reserves.
The Compensation Committee of our Board (the "Committee") recognizes that the Company's executive officers have a key role in overseeing growth while appropriately managing risk. In that regard, the Committee considered the performance of management in the following context:

•	Increased deposits by 11% to $16.3 billion (a $1.6 billion increase from $14.7 billion in 2013);

•	Generated the highest reported net income in the history of the Company ($151.4 million in 2014, a 10.3% increase over 2013);

•	Increased loan growth (excluding covered loans and loans held for sale) by 12% to $14.4 billion, the highest reported level in the history of the Company;

•	Decreased the provision for credit losses by 55% from $46.0 million in 2013 to $20.5 million in 2014;

•	Decreased non-performing loans by 24% from $103.3 million in 2013 to $78.7 million in 2014;

•	Increased the number of banking offices to 140, compared to 124 in 2013; and

•	Continued strong capital ratios.
The Committee also noted that 2014 was the Company’s eighteenth consecutive year of profitability.
Our 2014 Compensation Program
Overview
The Committee has responsibility for developing, implementing and monitoring executive officer compensation programs and policies as well as adherence with the Company’s compensation philosophy. The Committee sets the compensation for all of our NEOs and approves compensation for all officers. In administering the Company’s executive compensation program, the Committee is mindful of our unique structure, culture and history as well as the growth strategy of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each of our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent deemed necessary to operate and grow our businesses, we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage. Our assets have grown 26% from December 31, 2011 to December 31, 2014 and 64% from December 31, 2009 to December 31, 2014. In addition, loans, excluding covered loans and loans held for sale, have grown 37% and 71% and deposits have grown 32% and 64% in the respective periods. Our compensation philosophy and programs are designed to attract and retain management capable of overseeing growth while managing risk.
The Committee believes executives’ total direct compensation should be heavily weighted toward incentive compensation rather than base salary. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests. Our Short-Term Incentive Plan, or STIP, and Long-Term Incentive Plan, or LTIP, are designed to provide a significant percentage of our executives’ total compensation which is linked to performance and the interests of our shareholders.

Our Executive Compensation Practices

	What We Do		What We Don’t Do
☑
We Pay-for-Performance: The majority of executive pay is not guaranteed. Our CEO and NEOs on average have 68% and 58% respectively of their target total direct compensation tied to company performance.
		☒	No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling of our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
☑	We Set Stretch Goals: Our performance hurdles are designed to require stretch individual and organizational performance along with superior returns in order to receive target payout.	☒	No Pledging: Our NEOs are prohibited from pledging our securities.
☑	We Mitigate Undue Risk: We discourage excessive risk taking. Our short- and long-term incentive programs have a balanced portfolio of performance measures.	☒	No Excessive Expenditures: We have adopted a policy designed to eliminate or prevent any excessive or luxury expenditures.
☑
We Have a Robust Clawback Policy: In the event of a material negative restatement caused by the intentional misconduct of an executive officer, we can claw back any payments made which were predicated on achieving certain financial results.
		☒	No Dividends on Performance-Based Awards: We do not pay dividends or dividend equivalents on performance-based stock awards prior to vesting.
☑
We Require Stock Ownership. We have robust ownership guidelines. Our CEO is required to hold Common Stock with a value equal to a multiple of six times base salary. Our other NEOs are required to hold common stock equal to between one and three times base salary.
		☒	No Repricing Underwater Options: Our stock incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.
☑	We Utilize Independent Compensation Expertise: The Compensation Committee has retained Meridian, an independent compensation consultant, to review the executive compensation programs and practices.	☒
No CIC Payment Absent a Double Trigger: Payments under our employment agreements and our long-term incentive plans generally require two events for vesting - both a change in control and a qualifying termination of employment.

☑	We Require out CEO to Defer Long Term Incentives: Our CEO is required to defer 30% of his long-term incentive opportunity to retirement.	☒	No Excessive Perquisites: We have modest perquisites which count for less than 3% of our NEOs' target total direct compensation.

Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to promote a pay-for-performance environment and remain competitive with market practices in order to attract and retain key talent, in order to simultaneously support the long-term success of the Company and build value for our shareholders.
The compensation elements included in the pay of our NEOs vary and are reflective of different pay objectives. Base salaries are determined to pay executives competitively relative to their market peers. Relevant performance elements that influence base pay include leadership, innovation, strategic contributions, customer service and talent management. Variable compensation (short and long-term incentives) is tied to financial measures (such as net income, deposit growth, loan growth, net interest margin, return on average assets, credit quality and return on tangible equity), achievement of specific business objectives, retention of the executive and increased shareholder value. It is also the Committee’s philosophy to include retirement and health and welfare benefits to all employees on a non-discriminatory basis.
The Committee has set forth the following objectives for its compensation program:

•
Support our goal to attract first-rate entrepreneurial talent that reflects our structure. Our organizational design and structure are a significant part of our value proposition. Consequently, we need to hire leaders who will thrive within our structure, are able to act autonomously, drive growth and manage risk.

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A significant portion of total compensation should be performance-based. Our compensation program is designed to support performance and achievement at every level of the organization, from the individual to the bank, subsidiary, and company. It also drives performance across both short-term and long-term horizons.

•
A significant portion of total compensation should be in the form of long-term incentives. Our compensation program should include incentives designed to align management and shareholder interests, over a multi-year performance period. This longer time horizon also helps promote retention and therefore business continuity.

•
Long-term incentive compensation should balance growth and risk. Our longer term rewards are structured to help mitigate excessive risk taking since leaders are rewarded for creating lasting value for the Company and its shareholders.

•
Long-term incentive compensation should be highly correlated with superior returns. The prescribed performance goals under our long-term incentive compensation program should be challenging and achievable only with superior organizational performance.

•
Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company. The successful operation of our Company requires an experienced and talented management team. We hire for both the current and anticipated future needs of the organization, so executives must be able to effectively lead the organization now, and also meet future needs of a growing organization. To do this, our compensation program must be competitive with those of our peer firms to attract and retain talent that is capable of scaling for the future.

•
Compensation opportunities should be commensurate with an executive’s roles and responsibilities. Our organization values talented executives who perform comprehensively, both within their specific roles as well as taking on more leadership responsibilities. Consequently our compensation program seeks to recognize and reward our executives who are most responsible for the performance of the Company and who engage in broader duties than their job titles may imply.

•
Compensation for NEOs should be fair and perceived as such, both internally and externally. We measure the appropriateness of our compensation offerings by comparing them both internally and externally to peer group benchmarks. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair.

Pay Mix
Reinforcing pay-for-performance is an important underpinning of our compensation framework. For 2014, our CEO and the other NEOs, average target performance based compensation was 68% and 58%, respectively. As seen in the pie charts below, a majority of compensation for the CEO and NEOs is performance based.

Program Design
The Company has received advice for several years from Deloitte Consulting LLP ("Deloitte"). In December 2013, Deloitte conducted a review of the marketplace trends and best practices relating to competitive pay levels and program design. Deloitte’s analysis of the Company’s compensation program led them to recommend that we maintain our current structure, which provides for target compensation levels within a competitive range of the median for comparable companies, and at levels approaching the 75th percentile and above for executives who demonstrate superior performance. In determining the competitive median range appropriate for each NEO, the Committee also considers the Company’s unique structure and the hybrid nature of certain managerial positions at the Company.
In January 2015, the Committee hired a new independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”), to act as its independent compensation consultant. Similar to Deloitte, Meridian will provide the Committee with ongoing assessments of competitive market and best practices relating to executive compensation practices. Upon their hire in January, Meridian worked with the Committee to review the 2015 long-term incentive plan.

Peer Group Analysis. In identifying and constructing a competitive peer group, the Committee and Deloitte took into consideration which companies compete for customers, executive talent or investors, as well as the size of the peer companies. These factors were considered as the Committee sought to approximate the median of the peer group, and the structure of the Company as it competes in the marketplace. The peer group for 2014 was consistent with that used for 2013 compensation decisions. It remains comprised of 19 companies, including 13 similarly-sized national banks and 6 Midwestern banks. This reference group of national banks has assets between $12.2 billion and $38.5 billion as of December 31, 2014 as compared to $20.0 billion for the Company as of such date. The reference group of Midwestern banks included banks with total assets between $9.4 billion and $26.8 billion as of December 31, 2014. The Committee considered both the national banks reference group and the Midwestern banks reference group together as a single group. Wintrust's assets of $20.0 billion were positioned at approximately the median of the combined peer group for 2014.

Similarly-Sized National Banks Reference Group	Midwestern Banks Reference Group
BancorpSouth Inc.	Associated Banc-Corp.
Cullen/Frost Bankers, Inc.	First Midwest Bancorp Inc.
First Citizens Bancshares	FirstMerit Corp.
First Horizon National Corporation	MB Financial Inc.
First Niagra Financial Corp.	Old National Bancorp
Fulton Financial Corp.	PrivateBancorp Inc.
International Bancshares Corp.
Susquehanna Bancshares Inc.
TCF Financial Corp.
UMB Financial Corp.
Umpqua Holdings Corp.
Valley National Bancorp
Webster Financial Corporation
When making compensation decisions, the Committee reviews the compensation paid to our CEO and other NEOs relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers’ proxy statements.
Deloitte provided the Committee with background information regarding the Company’s 2014 compensation structure as compared to Deloitte’s view of market practices and in light of the Company’s unique structure. The consultant provided the Committee with analysis undertaken with respect to each of the NEO’s positions, including a comparison of actual total compensation, total direct compensation, target total direct compensation as well as each component of compensation on a comparative basis with the Company’s peer group and market data where available.
In addition, the Committee took a secondary look at NEO compensation data as it relates to rank of the NEOs in the peer group (regardless of position), including a comparison of actual total compensation, total direct compensation and total cash compensation. This was performed in light of the uniqueness, breadth and depth of the roles our NEOs play within the Company, some providing services that transcend their job title.
Lastly, the Committee reviewed NEO compensation in aggregate to that of our peer groups.
The Committee believes that reviewing compensation along a number of dimensions (role, rank and in aggregate) provides them with the most well rounded view of the appropriateness of NEO compensation levels relative to peers.

Elements of Compensation
This section describes the various elements of our compensation program for NEOs and outlines why the Committee chose each element, how it’s determined and its impact on the Committee’s pay decisions.

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2014 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, and individual performance.	Base salary increases were made for 4 of the 5 NEOs in 2014 ranging between 1.3% and 2.4%.
Annual Bonus	Variable compensation component payable in cash or stock based on performance against annually established company and individual performance goals.	Motivate and reward executives for performance on key operational, financial and personal measures during the year.	Market practices and individual performance with actual payouts based on the extent to which performance goals are achieved.	Annual bonuses were paid at 98.6% of target.
Long-Term Incentives	Variable compensation component payable in performance-based restricted stock units, performance-based cash and stock options.	Align long-term interests of management and shareholders. Retain executive talent.	Market practices and individual performance, with performance-based cash and restricted stock unit payouts based on performance.	2012-2014 LTIP paid out at 72% of target based on performance against CAGR in assets, ROAA and CAGR in tangible book value per share performance goals.
Perquisites and Other Personal Benefits	Fixed compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic assessment of competitive offerings.	No substantive change from prior years.
Salary
The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for NEOs for any given year are generally determined by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company’s and individual’s performance. The Committee has full discretion to set NEO salary at any level it deems appropriate. As part of this process, the Committee solicits the recommendations of Mr. Wehmer with respect to the NEOs (other than Mr. Wehmer and Mr. Murphy). The Committee also considers peer data, internal pay equity and merit history in evaluating recommendations.
In 2014, the Committee made the following determinations relative to base salary.

Executive	2013 Base Salary	2014 Base Salary
Edward J. Wehmer	$1,100.000	$1,100,000
David A. Dykstra	$750,000	$760,000
Richard B. Murphy	$500,000	$510,000
Lisa J. Pattis	$437,000	$447,000
David L. Stoehr	$410,000	$420,000
Annual Bonus
The Company’s performance-based annual bonuses are based on each NEO’s overall performance and the achievement of performance goals subject to the discretion and adjustment by the Committee. Annual bonuses are intended to provide officers with an opportunity to receive cash compensation (may be paid in equity at the discretion of the Committee), based on consideration of the Company, subsidiary and individual performance goals. Performance-based bonuses are a key component of our total compensation package as they reward our executives for pursuing objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.

At the beginning of 2014, the Committee determined to raise the target annual bonus levels for Mr. Dykstra, Mr. Murphy, Ms. Pattis and Mr. Stoehr from 65%, 65%, 62.5% and 62.5% of their respective base salaries to 70%, 70%, 70% and 67.5%, respectively.
In determining the target annual bonuses, the Committee considers several factors, including:

•	market practices;

•	the target annual bonuses set in recent years;

•	the desire to provide, as described above, a substantial portion of total compensation as performance-based; and

•	the relative importance and degree of difficulty of the long and short-term performance goals of the Company.
Once the annual bonus opportunity is established, the Committee converts the target bonus opportunity to a range of payout levels as a percentage of base salary at threshold, target and high levels. Below are the bonus award opportunities for our NEOs in 2014, expressed as a percentage of base salary:

Named Executive Officer	Threshold (1)	Target	High (2)
Edward J. Wehmer	67.5%	90.0%	112.5%
David A. Dykstra	52.5%	70.0%	87.5%
Richard B. Murphy	52.5%	70.0%	87.5%
Lisa J. Pattis	52.5%	70.0%	87.5%
David L. Stoehr	50.6%	67.5%	84.4%

1.	The threshold payout opportunity pays 75% of target.

2.	The high payout opportunity pays 125% of target.

For 2014, the target annual bonus opportunity was allocated 70% based on Company performance, 25% based on personal objectives and 5% based on a discretionary component. The below table expresses incentive allocations as a percentage of each NEO’s base salary:

Executive	Company Performance	Personal Goals	Discretionary	Total Target Annual Opportunity (% of base pay)
Edward J. Wehmer	63.00%	22.50%	4.50%	90.00%
David A. Dykstra	49.00%	17.50%	3.50%	70.00%
Richard B. Murphy	49.00%	17.50%	3.50%	70.00%
Lisa J. Pattis	49.00%	17.50%	3.50%	70.00%
David L. Stoehr	47.25%	16.88%	3.37%	67.50%
The Committee has complete discretion in determining the amount of any annual bonus awarded to an NEO. However, to aid it in exercising that discretion, the Committee allocates the potential annual bonus award for our NEOs between Company-level and personal objectives, as well as retaining a discretionary factor. Company-level objectives focus on targeted consolidated net income and personal objectives are tailored for each NEO. The performance objectives for annual bonuses are developed through an iterative process. Based on a review of business plans, management develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes guideposts and ranges. These guideposts assist the Committee in determining actual bonus awards and creating incentives for NEO performance. The Committee strives to provide objectives that are consistent with the strategic goals set by the Board, sufficiently ambitious and within defined risk parameters, and meaningful incentives.

The Company-level objective for 2014 was to achieve consolidated net income of $154.8 million. The Committee used the following guidelines to set the high, target, threshold, or low portion of the annual bonus award opportunity allocated to the Company-level objective:

wintrust 2014 Consolidated Net Income	Performance-Weighting of Company-Level Annual Bonus Award
Greater than $178.0 million	High
$154.8 million to $178.0 million	Target
$126.9 million to $154.8 million	Threshold
$108.3 million to $126.9 million	Low
The Company’s consolidated net income for the year ended December 31, 2014 was $151.4 million, slightly below target.
In determining the actual annual bonus for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the:

•	Company’s achievement of 98% of the consolidated net income objective despite a difficult banking environment;

•	growth in the Company’s total assets, net interest margin and tangible common book value per share;

•	successful completion and integration of acquisitions; and

•	Company’s comparatively low levels of charge-offs despite the failure of overall level of charge-offs in the real estate and commercial banking markets to normalize.
In weighing these achievements, the Committee focused on the fact that the Company achieved 98% of targeted consolidated net income and determined to pay out the portion of annual bonuses associated with the Company-level results at 98% of the target.
Personal Objectives. Each of our NEOs was eligible to earn a portion of his or her target annual bonus award based on satisfaction of certain individual objectives. Mr. Wehmer’s and Mr. Dykstra’s personal objectives included: increase core earnings through planned, profitable growth; continue to identify and acquire strategic dislocated assets, asset generation platforms and bank acquisitions to compliment the Company’s strategy; and formalize and expand training programs. Mr. Murphy’s personal objectives included: work with acquired banks to establish strong credit cultures; improve asset quality and operating performance; and enhance the loan approval process. Ms. Pattis’ personal objectives included: further develop legal processes; reduce legal risk; and improve efficiency of bank acquisitions and capital transactions. Mr. Stoehr’s personal objectives included: enhance budgeting forecasting systems; further improve reporting systems; and maximize use of capital.
For the portion of the annual bonus based on personal objectives, the Committee determined that each of the NEOs achieved their goals and were each eligible to receive 100% for that component of the bonus.
Discretionary Component. For the 5% target annual bonus award allocated to discretionary factors, the Committee determined that each of the NEOs were eligible to receive 100% of their discretionary opportunities.
The final determination of an NEO’s actual bonus payment is based on the Committee’s evaluation of Company and individual performance metrics, including consolidated net income, personal objectives, and discretionary factors. The Committee retains the discretion to determine the amount of any annual bonus awarded to an NEO. The final determination of the Committee could result in no bonus being paid or a bonus in an amount more than the high bonus opportunity, regardless of actual performance.
Once the Committee analyzed each component of the annual bonus award opportunity, the Committee considered the overall level of the award in light of:

•	the Committee’s overall compensation objectives;

•	the Company’s performance relative to peers; and

•	the recommendations of Mr. Wehmer (other than for Mr. Wehmer and Mr. Murphy).
Based on this analysis, the Committee exercised its final discretion, and approved the annual bonus award for each NEO. The following table sets forth the total eligible annual bonus amounts at target and annual bonuses actually paid to each of our NEOs.

Named Executive Officer	Total Eligible Annual Bonus at Target	Total Annual Bonus Paid	% Bonus Paid
Edward J. Wehmer	$990,000	$976,000	98.6%
David A. Dykstra	$532,000	$524,500	98.6%
Richard B. Murphy	$357,000	$352,000	98.6%
Lisa J. Pattis	$312,900	$308,500	98.6%
David L. Stoehr	$283,500	$279,500	98.6%
Our annual bonus may be paid in cash and/or equity at the discretion of the Committee. With regard to 2014 performance, annual bonuses awarded by the Committee in January 2015 were paid in cash.
Long-Term Incentive Compensation
As described earlier, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders. With assistance of Deloitte, the Committee designed the LTIP framework to:

•	provide a competitive compensation opportunity;

•	align the interests of management with the interests of shareholders;

•	foster retention;

•	allow the Company to compete effectively for talent;

•	incorporate leading practices;

•	provide transparency;

•	support the Company’s long-term strategy and growth objectives;

•	align management’s long-term compensation with achievement of business goals;

•	link pay and performance;

•	create a long-term focus based on sustainable results; and

•	create stock ownership.
The Committee administers the LTIP and can determine on an annual basis the mix of awards included in the annual grant. Consistent with the 2011, 2012 and 2013 LTIP awards, the Committee again determined to use a mix of awards comprised of 50% performance-based cash awards, 25% performance-based restricted stock unit awards and 25% time-vested stock options. Performance-based awards under the LTIP are contingent upon the achievement of pre-established long-term goals set in advance by the Committee over a multi-year period, with overlapping performance cycles. Performance-based cash and equity awards are earned only at the end of the performance cycle based on the Company’s performance against pre-established goals certified by the Committee, subject to negative discretion adjustments.
2014 LTIP Targets. At the beginning of 2014, the Committee established target long-term incentive levels as a percentage of base salary for each NEO.

Named Executive Officer	Target
Edward J. Wehmer	130.0%
David A. Dykstra	75.0%
Richard B. Murphy	75.0%
Lisa J. Pattis	75.0%
David L. Stoehr	67.5%

2014 LTIP Grant. In 2014, the Committee provided an LTIP grant for the period from January 1, 2014 through December 31, 2016. The grants were allocated as follows:

 Stock Option Awards. Twenty-five percent of each executive's target incentive opportunity was granted as stock options. The number of shares of Common Stock subject to options granted to the NEOs under the 2014 LTIP is set forth below. The exercise price for each stock option award was $46.86 per share and the options vest in one-third annual installments beginning on January 23, 2015.

Named Executive Officer	Number of shares subject to stock option awards
Edward J. Wehmer	29,883
David A. Dykstra	11,755
Richard B. Murphy	7,836
Lisa J. Pattis	6,849
David L. Stoehr	5,783
Performance-Based Restricted Stock Unit Awards and Performance-Based Cash Awards. The performance-based restricted stock unit awards (25% of incentive target opportunity) and performance-based cash awards (50% of target incentive opportunity) will each be measured at the end of a performance period ending December 31, 2016. The Committee determined to continue to use compound annual growth rate ("CAGR") in assets, return on average assets ("ROAA") and CAGR in tangible common book value ("TBV") per share as performance measures, and to weight them equally for the performance-based restricted stock units and cash components of the LTIP. These performance measures and goals were deemed by the Committee to be challenging given the economic environment when the measures were set. The threshold, target and maximum award opportunities for each NEO for the performance-based restricted stock unit and cash awards is set forth in the following two tables:
Performance-Based Restricted Stock Unit Awards

Named Executive Officer	Number of shares -Maximum Performance	Number of shares - Target Performance	Number of shares - Threshold Performance
Edward J. Wehmer	15,258	7,629	3,815
David A. Dykstra	6,002	3,001	1,501
Richard B. Murphy	4,002	2,001	1,001
Lisa J. Pattis	3,498	1,749	875
David L. Stoehr	2,952	1,476	738

Performance-Based Cash Awards

Named Executive Officer	Amount payable under performance-based cash awards- Maximum Performance	Amount payable under performance-based cash awards- Target Performance	Amount payable under performance-based cash awards- Threshold Performance
Edward J. Wehmer	$1,430,000	$715,000	$357,500
David A. Dykstra	$562,500	$281,250	$140,625
Richard B. Murphy	$375,000	$187,500	$93,750
Lisa J. Pattis	$327,750	$163,875	$81,938
David L. Stoehr	$276,750	$138,375	$69,188

Beginning in 2013, the Committee has required our CEO to defer at least 30% of his long-term incentive opportunity until at least retirement.  For the 2014 LTIP cycle, Mr. Wehmer achieved that deferral by deferring 100% of his performance stock award and 10% of his performance cash award until a number of years beyond retirement.

2012-2014 LTIP Results and Payment. The 2012-2014 LTIP performance cycle used a mix of awards comprised of 50% performance based cash awards, 25% performance-based restricted stock unit awards and 25% time-vested options. The Compensation Committee determined for this performance cycle to include asset growth, return on average assets and growth in tangible book value per share as performance measures, weighted equally. The following chart outlines the performance award matrix adopted in conjunction with the 2012-2014 LTIP cycle:

	Asset Growth		Return on Average Assets		Tangible Book Value Per Share
	CAGR in Assets	Payout % of Target Award	ROAA	Payout % of Target Award	CAGR TBV per Share	Payout % of Target Award
Maximum	8.75%	67%	1.19%	67%	15.0%	67%
Target	7.00%	33%	0.95%	33%	12.0%	33%
Threshold	5.25%	17%	0.71%	17%	9.0%	17%
< Threshold	<5.25%	0%	<0.71%	0%	<9.0%	0%
At the end of the performance cycle, the Committee determined that the following levels of performance for each measure had been attained:

•	CAGR in assets: 7.98%

•	ROAA: 0.76%

•	CAGR in TBV per share: 6.69%
Based on the achievement levels with respect to the 2012-2014 performance measures, the Committee certified a payout equal to 72% of target.
The performance-based elements of the 2012-2014 LTIP were awarded by the Committee on January 22, 2015 and were paid on March 3, 2015 as set forth in the following table:

	Cash Payment	Value of Restricted Stock Unit Settlement (1)	Total Value Delivered (2)
Edward J. Wehmer	$288,000	$205,067	$493,067
David A. Dykstra	$175,500	$124,964	$300,464
Richard B. Murphy	$111,150	$79,133	$190,283
Lisa J. Pattis	$76,500	$54,476	$130,976
David L. Stoehr	$72,000	$51,256	$123,256

1.
The NEOs received shares as follows: Mr. Wehmer 4,649, Mr. Dykstra 2,833, Mr. Murphy 1,794. Ms. Pattis 1,235 and Mr. Stoehr 1,162. The value ascribed in the table above was derived based on the fair market value of $44.11 of the shares on January 22, 2015, the date they were awarded by the Committee.

2.	These values are exclusive of the values of the options also granted as part of the 2012-2014 LTIP awards which were previously disclosed and not subject to the performance conditions noted above.
Cash Incentive and Retention Plan ("CIRP"). Prior to the adoption of our LTIP, the Company previously granted cash awards under the Company’s CIRP as an element of the Company’s long-term incentive compensation program. The CIRP allows the Company to provide equity-like cash compensation to our NEOs and other senior executives. Awards under the CIRP may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment.
Currently, the only outstanding CIRP award to an NEO is to Ms. Pattis. That award is described in detail on page 51 of this proxy under “Potential Payments upon Termination or Change in Control - Payment Obligations under the Cash Incentive and Retirement Plan.”

Perquisites and Other Benefits
Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2014, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance and supplemental long-term disability. Our NEOs were also eligible for a 401(k) employer match on the same terms as all other employees of the Company.
The Committee reviews the perquisites provided to its NEOs on a regular basis to evaluate whether they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2014 are included in column (i) of the “2014 Summary Compensation Table” below.
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements). Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2014, is found under the heading “Potential Payments upon Termination or Change in Control” on page 49 of this Proxy Statement.
The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, prior to or following a change in control, notwithstanding any concern that they might have at such time regarding their own continued employment. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company’s interests in its client and employee relationships. The Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Information Regarding Compensation Policies
We have additional compensation policies that support our practices. These policies serve to further illustrate and provide context around our approaches to compensation.
Clawback Policy. Our Clawback policy provides that the Company may recover any payment or equity awards made to a then current executive officer, or an individual who became a former executive officer following the adoption of such policy, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event, the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.
In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to Messrs. Wehmer and Stoehr. This provision provides that if the Company is required to restate its financials as a result of misconduct, Mr. Wehmer and Mr. Stoehr are required to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.
Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s Chief Executive Officer and the other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. The Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives. The Committee therefore reserves the authority to approve potentially non-deductible compensation as it deems appropriate.
Policy Regarding Excessive or Luxury Expenditures. Our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of this policy is available on our website, www.wintrust.com.
Tax Gross-Up Provisions. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

Prohibition on Hedging and Short Selling. The Company’s executive officers and Directors are prohibited from engaging in short selling of the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock.
Prohibition on Pledging Stock. In April 2013, the Company adopted a policy prohibiting Directors and executive officers from pledging any of the Company’s securities.
Stock Ownership Policy. In January 2011, the Company adopted significant stock ownership guidelines for our executive officers as part of our commitment to corporate governance and to strengthen the alignment of interests between our executive officers and shareholders. Under the guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of the Common Stock to meet the applicable ownership level within five years of the later of January 27, 2011 or their election or appointment (the “Measurement Date”).
For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in the Company’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercise, and deferred shares, non-vested shares of restricted stock and restricted stock units granted under the 2007 Plan.

Title	Guideline
Chief Executive Officer	6 times base salary
Chief Operating Officer, Chief Credit Officer and General Counsel	3 times base salary
Other Named Executive Officers	1 times base salary
In 2014, the Committee amended the stock ownership guidelines to state that any officer compensated at the “2” level in the Company’s LTIP and STIP would be subject to the three times base salary guideline. As a result, Ms. Pattis will be required to meet the three times base salary guideline. In accordance with the guidelines, Ms. Pattis will have until August 2016 to meet the one times base salary guideline and until January 2019 to meet the three times base salary guideline. The Committee will review an executive’s progress toward achieving the applicable guideline approximately two and one-half years before the executive’s Measurement Date. An executive’s progress toward the applicable ownership requirement is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action.
Compensation Procedures
Role of Management. The Committee made all 2014 compensation decisions for our NEOs. Mr. Wehmer and Mr. Dykstra annually review the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Dykstra, whose performance is reviewed by Mr. Wehmer acting alone, and Mr. Wehmer whose performance is reviewed by the Committee, and Mr. Murphy whose performance is reviewed by the Committee due to the fact that he is married to the sister of Mr. Wehmer’s wife). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.
Committee Process. During 2014, the Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Committee acted pursuant to a written charter that had been approved by our Board.
Compensation Consultants. The Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. In 2014, as in prior years, the Committee relied upon Deloitte to advise it on executive compensation-related issues and to provide advice relating to establishing bonus opportunities and target incentives for 2014. In addition, Deloitte provided guidance on leading practices on compensation. Deloitte attended meetings of the Committee, including executive sessions, upon invitation. Deloitte did not provide any other services to the Company. In January of 2015, the Committee retained the outside compensation and advisory services of Meridian. The Committee has assessed the independence of Deloitte and Meridian pursuant to the rules of the SEC and concluded that neither Deloitte’s nor Meridian's work for the Committee raised any conflicts of interest.

Shareholder Support
During its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program are in line with the interests of the Company’s shareholders. In that respect, the Committee considered the approval by approximately 98% of the votes cast for the Company’s “say on pay" proposal at the Company’s prior annual meeting of shareholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to such vote.

2014 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2014, 2013 and 2012. The section of this Proxy Statement entitled “Compensation Discussion & Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(7) (i)	Total ($) (j)
Edward J. Wehmer President & Chief Executive Officer	2014	1,100,000	976,000	357,500	357,500	288,000	(4)	—	37,893	3,116,893
	2013	1,050,000	860,000	275,000	330,000	395,191	(5)	—	34,474	2,944,665
	2012	1,000,000	750,000	332,037	200,000	43,043	(6)	—	39,592	2,364,672
David A. Dykstra Senior Executive Vice President & Chief Operating Officer	2014	759,167	524,500	140,625	140,625	175,500	(4)	—	28,856	1,769,273
	2013	750,000	492,000	121,875	121,875	240,817	(5)	—	28,633	1,755,200
	2012	750,000	485,000	209,889	121,875	—		—	26,648	1,593,412
Richard B. Murphy Executive Vice President & Chief Credit Officer	2014	509,167	352,000	93,750	93,750	111,150	(4)	—	20,275	1,180,092
	2013	497,917	311,300	77,188	77,188	144,500	(5)	—	15,595	1,123,688
	2012	472,917	300,000	130,009	77,188	—		—	14,894	995,008
Lisa J. Pattis Executive Vice President, General Counsel & Secretary	2014	446,167	308,500	81,938	81,938	76,500	(4)	—	16,360	1,011,403
	2013	436,000	309,500	63,750	63,750	—	(5)	—	16,360	889,360
	2012	425,000	250,000	68,522	53,125	—		—	16,360	813,007
David L. Stoehr Executive Vice President & Chief Financial Officer	2014	419,167	279,500	69,188	69,188	72,000	(4)	—	20,244	929,287
	2013	409,167	248,900	60,000	60,000	96,318	(5)	—	16,305	890,690
	2012	399,167	225,000	86,309	50,000	—		—	14,471	774,947

1.	The amounts shown in these columns for 2014 include cash annual bonus awards made in 2015 with respect to 2014 performance.

2.
The amounts shown in this column for 2014 represents performance-based stock awards granted under the Company’s LTIP. All awards were granted under the 2007 Plan. The performance-based stock awards are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and are reported based on the probable achievement of the performance-based vesting conditions at the time of grant. If the highest achievement level is attained for the performance-based stock awards, the maximum grant date fair value for these awards are as follows: Mr. Wehmer $715,000; Mr. Dykstra $281,250; Mr. Murphy $187,500; Ms. Pattis $163,875; and Mr. Stoehr $138,375. The grant date fair value of the awards represents the average of the high and low sale prices of the Common Stock on the date of grant, as reported by NASDAQ multiplied by the performance shares at target level.

3.
The amounts shown in this column constitute options granted under the 2007 Plan. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The accounting policy and assumptions for stock-based compensation are described in Notes 1 and 18 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

4.	These amounts represent the cash portion of the 2012-2014 LTIP payment made in 2015.

5.	These amounts represent the cash portion of the 2011-2013 LTIP payment made in 2014.

6.	This amount represents the CIRP award which fully vested in 2012.

7.
Amounts in this column include the value of the following all other compensation paid to the NEOs in 2014. Perquisites are valued at actual amounts paid for such perquisites and other compensation other than corporate automobile usage for Mr. Wehmer, Mr. Dykstra, Mr. Murphy and Mr. Stoehr, which is based on incremental costs associated with automobiles owned by the Company.

All Other Compensation

Named Executive Officer	Corporate Automobile Usage ($)	Club Memberships Not Exclusively For Business Use ($)	Life Insurance Premiums ($)	Supplemental Long-Term Disability ($)	401(k) Plan Matching Contribution ($)	Total ($)
Edward J. Wehmer	11,506	9,073	12,262	1,052	4,000	37,893
David A. Dykstra	19,752	—	5,104	—	4,000	28,856
Richard B. Murphy	3,983	4,606	7,686	—	4,000	20,275
Lisa J. Pattis	12,000	—	360	—	4,000	16,360
David L. Stoehr	12,000	—	4,244	—	4,000	20,244

2014 Grants of Plan-Based Awards Table

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (3) (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (4) (m)
		Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Edward J. Wehmer	1/23/14	—	—	—	—	—	—	—	29,883	46.86	357,500
	1/23/14	357,500	715,000	1,430,000	—	—	—	—	—	—	—
	1/23/14	—	—	—	3,815	7,629	15,258	—	—	—	357,500
David A. Dykstra	1/23/14	—	—	—	—	—	—	—	11,755	46.86	140,625
	1/23/14	140,625	281,250	562,500	—	—	—	—	—	—	—
	1/23/14	—	—	—	1,501	3,001	6,002	—	—	—	140,625
Richard B. Murphy	1/23/14	—	—	—	—	—	—	—	7,836	46.86	93,750
	1/23/14	93,750	187,500	375,000	—	—	—	—	—	—	—
	1/23/14	—	—	—	1,001	2,001	4,002	—	—	—	93,750
Lisa J. Pattis	1/23/14	—	—	—	—	—	—	—	6,849	46.86	81,938
	1/23/14	81,938	163,875	327,750	—	—	—	—	—	—	—
	1/23/14	—	—	—	875	1,749	3,498	—	—	—	81,938
David L. Stoehr	1/23/14	—	—	—	—	—	—	—	5,783	46.86	69,188
	1/23/14	69,188	138,375	276,750	—	—	—	—	—	—	—
	1/23/14	—	—	—	738	1,476	2,952	—	—	—	69,188

1.
The amounts in this column represent performance-based cash awards granted to the NEOs pursuant to the 2014 LTIP and granted under the 2007 Plan that will be earned at the end of the performance cycle ending December 31, 2016 based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible common book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

2.
The amounts in this column represent performance-based restricted stock unit awards granted to the NEOs pursuant to the 2014 LTIP and granted under the 2007 Plan that will be earned at the end of the performance cycle ending December 31, 2016 based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

3.
The amounts in this column represent option awards granted to the NEOs pursuant to the 2014 LTIP and granted under the 2007 Plan. One-third of the 2014 LTIP stock option awards granted to each NEO will vest ratably over three years on each of the first through third year anniversaries of the date of grant.

4.
The amounts in this column are valued based on the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance-based restricted stock unit awards, are based on the probable outcome of the applicable performance conditions. See Notes 2 and 3 to the 2014 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table
All equity awards made to our NEOs are made pursuant to our 2007 Plan. All options under the 2007 Plan were granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on NASDAQ on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. For days on which NASDAQ is closed, we set the exercise price based on the prior day’s stock price, and we do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date.
Each of our NEOs is subject to an employment agreement with the Company. The initial terms under the employment agreements of Messrs. Wehmer, Dykstra and Murphy expired in 2011, the initial term of Mr. Stoehr’s employment agreement expired in 2009, and the initial term of Ms. Pattis’ employment agreement expired in 2014. However, each NEO’s agreement automatically renews for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of

Mr. Stoehr and Ms. Pattis, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. However, if a change in control occurs, the then-current term of each NEO’s employment agreement automatically extends for the greater of (i) the amount of time remaining on such NEO’s initial term or (ii) two years from the date of the change in control. If the term is extended due to a change in control, such extension will be further extended automatically for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Mr. Stoehr and Ms. Pattis, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.

2014 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information for each NEO with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2014 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2014.

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Edward J. Wehmer	8,950	4,474	—	30.98	01/26/19	4,649	(3)	217,387	7,266	(4)	339,758
	5,209	10,418	—	37.85	01/24/20	—		—	7,629	(5)	356,732
	1,123	2,244	—	41.24	07/25/20	—		—	—		—
	—	29,883	—	46.86	01/23/21	—		—	—		—
David A. Dykstra	60,000	—	—	54.92	01/25/15	2,833	(3)	132,471	3,220	(4)	150,567
	8,000	—	—	33.06	01/24/15	—		—	3,001	(5)	140,327
	7,651	—	—	33.28	08/03/18	—		—	—		—
	5,454	2,726	—	30.98	01/26/19	—		—	—		—
	2,309	4,617	—	37.85	01/24/20	—		—	—		—
	—	11,755	—	46.86	01/23/21	—		—	—		—
Richard B. Murphy	6,500	—	—	33.06	01/24/15	1,794	(3)	83,887	2,040	(4)	95,390
	4,590	—	—	33.28	08/03/18	—		—	2,001	(5)	93,567
	3,454	1,727	—	30.98	01/26/19	—		—	—		—
	1,462	2,924	—	37.85	01/24/20	—		—	—		—
	—	7,836	—	46.86	01/23/21	—		—	—		—
Lisa J. Pattis	6,000	4,000	—	31.00	08/30/18	1,235	(3)	57,749	1,685	(4)	78,791
	2,378	1,188	—	30.98	01/26/19	—		—	1,749	(5)	81,783
	1,208	2,415	—	37.85	01/24/20	—		—	—		—
	—	6,849	—	46.86	01/23/21	—		—	—		—
David L. Stoehr	3,060	—	—	33.28	08/03/18	1,162	(3)	54,335	1,585	(4)	74,115
	2,238	1,118	—	30.98	01/26/19	—		—	1,476	(5)	69,018
	1,137	2,272	—	37.85	01/24/20	—		—	—		—
	—	5,783	—	46.86	01/23/21	—		—	—		—

1.	The following table provides information with respect to the vesting of each NEO’s outstanding options:

Name	Award Type	1/23/15	1/24/15	1/26/15	7/25/15	8/30/15	1/23/16	1/24/16	7/25/16	8/30/16	1/23/17
Edward J. Wehmer	Stock Options	9,961	5,209	4,474	1,123	—	9,961	5,209	1,121	—	9,961
David A. Dykstra	Stock Options	3,919	2,309	2,726	—	—	3,919	2,308	—	—	3,917
Richard B. Murphy	Stock Options	2,612	1,462	1,727	—	—	2,612	1,462	—	—	2,612
Lisa J. Pattis	Stock Options	2,283	1,208	1,188	—	2,000	2,283	1,207	—	2,000	2,283
David L. Stoehr	Stock Options	1,928	1,137	1,118	—	—	1,928	1,135	—	—	1,927

2.
The amounts in this column represent performance-based restricted stock unit awards that will be earned at the end of the respective performance periods based on the Company’s achievement of performance objectives at target level relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible common book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

3.	Represents awards that vested on January 22, 2015 and were settled on March 3, 2015, based on performance during the period from January 1, 2012 through December 31, 2014.

4.	Vests based on performance during the period from January 1, 2013 through December 31, 2015.

5.	Vests based on performance during the period from January 1, 2014 through December 31, 2016.

2014 Option Exercises and Stock Vested Table
The following table sets forth information for each NEO with respect to exercises of stock options and the vesting of stock awards during 2014, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (2) (d)	Value Realized on Vesting ($) (3) (e)
Edward J. Wehmer	21,555	266,104	7,287	332,655
David A. Dykstra	—	—	4,849	223,188
Richard B. Murphy	—	—	2,858	131,553
Lisa J. Pattis	—	—	2,500	116,088
David L. Stoehr	—	—	746	34,483

1.
The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the market price determined by calculating the average of the high and low market price of the Common Stock on the date of exercise, multiplied by the number of shares of the Common Stock covered by the stock options exercised.

2.	Represents the vesting of restricted stock units under the Company’s 2007 Plan.

3.
The value realized on the vesting of restricted stock units represents the average of the high and low market price of the Common Stock on the date of vesting multiplied by the number of restricted stock units that vested.

2014 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward J. Wehmer	—	—	32,000	—	2,338,000	(1)
David A. Dykstra	—	—	22,400	—	1,636,600	(1)
Richard B. Murphy	—	—	—	—	—
Lisa J. Pattis	—	—	—	—	—
David L. Stoehr	—	—	—	—	—

1.
These amounts represent restricted stock unit awards which have vested but are not issuable until the earlier to occur of (i) the executive’s termination of employment and (ii) the time at which the executive is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code. The amounts reported in the column entitled “Aggregate Earnings in Last Fiscal Year” represent the change in the value of the shares subject to the restricted stock unit awards from December 31, 2013 to December 31, 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As noted under “Compensation Discussion & Analysis - Post-Termination Compensation” on page 39 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether in connection with a change in control or otherwise. The benefits to be provided to the NEOs under the employment agreements upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2014.
Payments Made upon Termination
The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•
We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•
The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his or her adjusted total compensation for the prior 12 months or (y) 75% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions and confidentiality provisions that would apply for three years following the termination of employment.
Payment Obligations for Termination with Cause
If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave; and

•	reimbursements.
 Payment Obligations Upon Death or Permanent Disability
In the event of death or permanent disability of an NEO, in addition to the items above:

•
Messrs. Wehmer, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii) in the case of permanent disability, ratably over 36 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company; and

•	he will immediately vest in all outstanding awards under the Company’s incentive plans.
Additionally, in the event of termination due to permanent disability:

•
Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•
Mr. Stoehr will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause
In the event of constructive termination or termination without cause of an NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:

•
the payment to Messrs. Wehmer, Dykstra, Murphy and Stoehr described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period;

•
Ms. Pattis will be entitled to a payment equal to three times the sum of her base salary in effect at the time of the termination of her employment and the annual incentive compensation award (not including any equity-based award or cash award with a vesting period of greater than one year) paid to Ms. Pattis during the 12-month period prior to the termination of her employment, with such payments to be made ratably over 36 months, with any such payment benefit reduced by the amount of any income earned by Ms. Pattis during such 36-month period; provided, however, that such amount paid to Ms. Pattis shall not be less than $8,333.34 per month;

•	outstanding option awards under the Company’s incentive plans will remain exercisable until the earlier of (i) three months or (ii) the life of the award;

•
Messrs. Wehmer, Dykstra and Murphy and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion or (b) the date he becomes eligible for Medicare benefits; and

•
Mr. Stoehr, Ms. Pattis and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he or she becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he or she becomes eligible for Medicare benefits.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change in Control
In the event of the constructive termination or termination without cause of an NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:

•	Pursuant to our incentive plans, the NEO will be entitled to immediate vesting and lapsing of restrictions on all outstanding awards;

•
Messrs. Wehmer, Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes incurred by the NEO as a result of the receipt of any change in control payments and such offset payment, within 30 days of the determination that such excise tax is due; and

•
In the case of Mr. Stoehr and Ms. Pattis, such payment may be subject to reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code) unless the change in control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. This policy does not apply to the employment agreements with Messrs. Wehmer, Dykstra and Murphy in effect at the time of adoption of such policy.
For purposes of a change in control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described above) if the resulting employer were to (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his or her adjusted total compensation for the prior 12 months or (y) 100% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change in control, deliver notice to such NEO that he or she will continue to be employed but his or her employment agreement will be rejected. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
“Change in control” is defined in the NEOs’ employment agreements by reference to the 2007 Stock Incentive Plan, which defines change in control as any of the following events:

•
if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;

•
the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.
Payment Obligations Under the Cash Incentive and Retention Plan
In 2011, the Company made an award under the CIRP to Ms. Pattis with respect to the 2011-2015 performance cycle. Under the terms of her award, Ms. Pattis is entitled to certain payments upon various termination scenarios and a change in control of the Company.
Under the terms of Ms. Pattis’ CIRP award agreement, she is entitled to a prorated CIRP award in the event of termination of her employment during the performance cycle as a result of disability, death, termination not for cause or resignation. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by her vested percentage in the award. In the event of Ms. Pattis’ termination due to retirement, she is entitled to a prorated award as well as an additional amount equal to the amount of the CIRP award that she would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by her vested percentage in the award. Ms. Pattis is not entitled to any award under the CIRP in the event of her termination for cause. The CIRP award for Ms. Pattis annually vests in 20% increments.
In the event of a change in control of the Company, Ms. Pattis is entitled to an award equal to an amount determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which the change in control occurs.

The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a change in control and retirement. The amounts shown assume that termination was effective as of December 31, 2014, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 31, 2014 of $46.76, as reported on NASDAQ. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Payment	Death ($)	Permanent Disability ($)	Constructive Termination or Termination Without Cause ($)	Change in Control ($)	Retirement ($)
Edward J. Wehmer (1)	Cash Severance Benefit (2)	6,270,000	6,270,000	6,270,000	6,270,000	—
	Value of Unvested and Accelerated Equity (3)	738,636	738,636	562,803	1,089,710	562,803
	Value of Long-Term Cash Incentive Award (4)	893,000	893,000	893,000	1,553,000	893,000
	Benefit Continuation (5)	—	63,554	63,554	63,554	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—
	TOTAL	5,201,636	7,245,190	7,789,357	8,976,264	1,455,803
David A. Dykstra (1)	Cash Severance Benefit (2)	3,876,000	3,876,000	3,876,000	3,876,000	—
	Value of Unvested and Accelerated Equity (3)	363,792	363,792	—	507,532	—
	Value of Long-Term Cash Incentive Award (4)	431,750	431,750	—	700,500	—
	Benefit Continuation (5)	—	163,969	163,969	163,969	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—
	TOTAL	1,971,542	4,115,511	4,039,969	5,248,001	—
Richard B. Murphy (1)	Cash Severance Benefit (2)	2,601,000	2,601,000	2,601,000	2,601,000	—
	Value of Unvested and Accelerated Equity (3)	231,983	231,983	178,670	326,158	178,670
	Value of Long-Term Cash Incentive Award (4)	276,567	276,567	276,567	453,025	276,567
	Benefit Continuation (5)	—	142,361	142,361	142,361	—
	Less Life Insurance Proceeds (6)	(2,463,900)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—
	TOTAL	645,650	2,531,911	3,198,598	3,522,544	455,237
Lisa J. Pattis (1)	Cash Severance Benefit (2)	—	—	2,269,500	2,269,500	—
	Value of Unvested and Accelerated Equity (3)	240,867	240,867	—	321,643	—
	Value of Long-Term Cash Incentive Award (4)	216,125	216,125	—	367,875	—
	Benefit Continuation (5)	—	—	22,879	22,879	—
	Less Life Insurance Proceeds (6)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	—	—	—	—
	Excise Tax Gross-Up Payment (9)	—	—	—	—	—
	TOTAL	456,992	456,992	2,292,379	2,981,897	—
David L. Stoehr (1)	Cash Severance Benefit (2)	2,110,500	2,110,500	2,110,500	2,110,500	—
	Value of Unvested and Accelerated Equity (3)	164,643	164,643	—	235,359	—
	Value of Long-Term Cash Incentive Award (4)	198,125	198,125	—	330,375	—
	Benefit Continuation (5)	—	45,759	22,879	22,879	—
	Less Life Insurance Proceeds (6)	(2,006,700)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (9)	—	—	—	—	—
	TOTAL	466,568	1,799,027	2,133,379	2,699,113	—

1.
In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2014.

2.
Upon termination due to death or disability, termination without cause, constructive termination, or qualifying termination following a change in control, with respect to each NEO other than Ms. Pattis, such NEO is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the NEO’s target stock bonus in the year in which the termination occurs. Under a constructive termination, termination without cause or a qualifying termination following a change in control, Ms. Pattis is entitled to a severance payments of three times (3x) base salary and an amount equal to the annual incentive compensation paid to her during the 12-month period prior to the termination.

3.
In the event of death, permanent disability, or a qualifying termination following a change in control, all outstanding stock options and time-vesting restricted stock awards immediately vest. In the event of death, permanent disability or retirement, the January 2012, January 2013 and January 2014 performance-based restricted stock unit awards will vest on a pro-rata basis based on performance over the full performance period. For this analysis, performance has been assumed at target for the 2013 and 2014 awards. For the 2012 performance-based restricted stock unit awards, the amount represents the actual payout, since the performance period was completed on December 31, 2014 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the January 2013 and January 2014 performance-based restricted stock unit awards will vest in full at target performance. The January 2012 performance-based restricted stock unit award is shown at actual performance as the performance period ended on December 31, 2014. Messrs. Wehmer and Murphy both had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2014. Therefore, any constructive termination or termination without cause incurred by Messrs. Wehmer and Murphy was treated as a retirement for purposes of quantifying their disclosed benefits.

4.
In the event of death, permanent disability or retirement, January 2012, January 2013 and January 2014 performance-based cash awards will be payable in a pro-rata portion based on actual performance over the full performance period. For this analysis, performance has been assumed at target for the 2013 and 2014 awards. For the 2012 performance-based cash awards, the amount represents the actual payout, since the performance period was completed on December 31, 2014 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the January 2013 and January 2014 performance-based cash awards will vest in full at target performance. The January 2012 performance-based cash award is shown at actual performance as the performance period ended on December 31, 2014. In the event of a termination in connection with death, permanent disability, termination without cause or a change in control, Ms. Pattis is entitled to receive the vested percentage of the truncated award amount (i.e., target award amount multiplied by the performance multiple) of her August 2011 Cash Incentive and Retention Award. Based on EPS performance as determined on a fully-diluted basis for 2011-2014, there would be no payout of the vested percentage of the Cash Incentive and Retention Award upon a termination of employment as of December 31, 2014. Messrs. Wehmer and Murphy both had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2014. Therefore, any constructive termination or termination without cause incurred by Messrs. Wehmer and Murphy was treated as a retirement for purposes of quantifying their disclosed benefits.

5.
We have assumed benefit continuation for Messrs. Wehmer, Dykstra and Murphy through the age of 65, the time at which the NEO will be eligible for Medicare. We have assumed benefit continuation for 18 months in the event termination in connection with a change in control, termination without cause or constructive termination for Mr. Stoehr and Ms. Pattis, per current COBRA guidelines, and for 36 months in the event of permanent disability for Mr. Stoehr.

6.
In the event of termination in connection with death, the amount of benefits to be paid to Messrs. Wehmer, Dykstra, Murphy and Stoehr pursuant to his employment agreement shall be reduced by the amount of any life insurance benefit payments paid or payable to him from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess life insurance payments.

7.
In the event of termination in connection with permanent disability, the amount of benefits to be paid to Messrs. Wehmer, Dykstra, Murphy and Stoehr pursuant to his employment agreement shall be reduced by the amount of any long-term disability insurance benefit payments paid or payable to him during the payment period from policies of insurance maintained and/or paid for by the Company; provided that in the event the long-term disability insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess insurance payments.

8.
In the event of a termination in connection with a change in control, Messrs. Wehmer, Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Excise tax gross up payments were calculated in accordance with Section 280G of the Code. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

9.
The employment agreements for Mr. Stoehr and Ms. Pattis provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Code (the “Reduced Payment”). This reduction will not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the SEC as may be appropriate.
Compensation Committee

ALBIN F. MOSCHNER (Chair)	JOSEPH F. DAMICO
BRUCE K. CROWTHER	CHARLES H. JAMES III

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Background of the Proposal
As the Company has done in years past and as required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. Although this vote is advisory and thus non-binding, the Board and the Compensation Committee value the opinions of the shareholders and will consider the outcome of this "Say on Pay" vote when evaluating our compensation philosophy, policies and practices.
At the annual meetings of shareholders held in 2014, 2013, and 2012, we provided our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement for the 2014, 2013, and 2012 annual meetings, respectively. Our shareholders overwhelmingly approved such proposals, with more than 90% of the votes cast each year in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views it as a good corporate governance practice, and because at our 2011 annual meeting approximately 89% of the votes cast were in favor of an annual advisory vote, we again are asking our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement. In 2017, we will again ask our shareholders to consider the appropriate frequency of the advisory votes on the compensation of our named executive officers.
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion & Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives and the percentage of the compensation of senior executives which is “at risk.” As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Shareholders are encouraged to carefully review the “Executive Compensation — Compensation Discussion & Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Because this shareholder vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board has authorized a shareholder vote on the Company’s executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:
“Resolved, that the shareholders of Wintrust Financial Corporation approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement for the 2015 Annual Meeting of Shareholders.”
 Required Vote
The approval of the non-binding advisory resolution approving the compensation of our named executive officers described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
THE NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — ADOPTION OF THE 2015 STOCK INCENTIVE PLAN (INCLUDED AS ANNEX A)

General
At the Annual Meeting, our shareholders will be asked to approve the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “2015 Plan”). The 2015 Plan was approved by the Board of Directors on April 7, 2015, subject to shareholder approval, and will replace the Wintrust Financial Corporation 2007 Stock Incentive Plan (the “2007 Plan”). If the 2015 Plan is approved by shareholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented management team who will contribute to our success. The Board of Directors believes that the Company has granted equity in a reasonable manner, with a three-year average burn rate of approximately 1.13% of the outstanding shares of Common Stock.
Purpose of the 2015 Plan
The 2015 Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for officers, employees, directors and consultants of the Company and its subsidiaries that (i) provide such award recipients with a stake in the growth of the Company and (ii) encourage them to continue in the service of the Company and its subsidiaries.
We believe that the 2015 Plan will enhance our ability to link pay to performance and our ability to attract key employees to manage our banks and other businesses. The 2015 Plan will also help promote the retention of key employees while further aligning their interests with those of our shareholders. Accordingly, management believes the ability to award equity incentives is an important component in continuing the Company’s growth.
Key Features of the 2015 Plan
We believe that the following features of the 2015 Plan will help assure that the 2015 Plan both provides incentives to our employees and protects shareholder value:

•	the 2015 Plan will be administered by the Compensation Committee, comprised entirely of independent directors;

•	under the 2015 Plan, 5,485,000 shares of Common Stock will initially be available for awards;

•	the 2015 Plan counts each full-value award as three shares against the number of shares available for grant;

•	the 2015 Plan prohibits repricing of stock options or stock appreciation rights (“SARs”) without prior shareholder approval;

•
Except with respect to substitute awards granted in connection with a corporate transaction or due to a capitalization adjustment, the purchase price of stock options and the base price for SARs granted under the 2015 Plan may not be less than the fair market value of a share of Common Stock on the date of grant;

•	Subject to certain exceptions described in the 2015 Plan, the 2015 Plan includes a minimum vesting period of 12 months for awards granted under the plan;

•	the 2015 Plan does not include liberal share recycling provisions; and

•
The 2015 Plan does not contain a liberal change in control definition and the 2015 Plan includes “double-trigger” provisions for the acceleration of vesting of outstanding equity awards following a change in control of the Company.

Description of the 2015 Plan
The following is a description of the terms of the 2015 Plan. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference.
Shares Available. Under the 2015 Plan, the number of shares of our Common Stock available for awards will initially be 5,485,000 (all of which may be issued in connection with incentive stock options), subject to adjustment in accordance with the capitalization adjustment provisions included in the 2015 Plan. Stock options and stock appreciation rights reduce the number of available shares under the 2015 Plan by an amount equal to the number of shares of Common Stock subject to such stock options and stock appreciation rights. Stock awards, restricted share or unit awards, performance awards and other incentive awards settled in shares of Common Stock reduce the number of available shares under the 2015 Plan by an amount equal to three times the number of shares subject to such awards.

Shares covered by an award granted under the 2015 Plan will not be counted as used under the 2015 Plan unless and until they are actually issued and delivered to a participant. Consequently, to the extent that shares of Common Stock subject to an outstanding award granted under either the 2015 Plan or the 2007 Plan or any other plan previously maintained by the Company under which equity awards remain outstanding, are not issued or delivered by reason of (i) the cancellation, termination, forfeiture or lapse of such award (excluding shares of Common Stock subject to a stock option cancelled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related stock option), or (ii) the settlement of such award in cash, then such shares of Common Stock will again be available under the 2015 Plan.
Notwithstanding anything to the contrary, shares of Common Stock subject to an award under the 2015 Plan will not again be available for issuance under the 2015 Plan if such shares are (i) shares that were subject to a stock option or SAR and were not issued or delivered upon the net settlement of such stock option or SAR, (ii) shares delivered to or withheld by the Company to satisfy the purchase price or tax withholding obligations relating to an outstanding award or (iii) shares repurchased by the Company with the proceeds received from payment of the exercise price of a stock option. The number of shares of Common Stock available for awards under the 2015 Plan will not be reduced by (i) the number of shares of Common Stock subject to substitute awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the 2015 Plan (subject to applicable stock exchange requirements).
The shares of Common Stock subject to awards under the 2015 Plan and available for future awards may be reserved for issuance out of the Company’s total authorized but unissued shares or shares reacquired and held in treasury.
The 2015 Plan provides that (i) the maximum number of shares of Common Stock which may be made subject to awards granted under the 2015 Plan in any plan year (taking into account any stock option granted in tandem with any SAR as an award with respect to shares subject to the stock option and any restricted shares, restricted share units and performance awards and other incentive awards denominated in Common Stock as an award based upon the maximum number of shares to which the award relates) to any single participant will not exceed 150,000, subject to the capitalization adjustment provisions included in the 2015 Plan, and (ii) the maximum amount that may be earned by any participant for each 12-month period during a performance period with respect to performance awards and other incentive awards denominated in cash will be $5,000,000; provided, however, that such per person limits will be multiplied by two for awards granted to a participant in the year in which such participant’s employment with the Company commences. The aggregate grant date fair value of shares of Common Stock that will be granted under the 2015 Plan during any fiscal year of the Company to any non-employee director will not exceed $300,000; provided, however, that such limit will be multiplied by two in the year in which a non-employee director commences service on the Board of Directors and will not apply to awards made pursuant an election to receive the award in lieu of all or a portion of fees received for service on the Board of Directors or any of its committees.
On April 7, 2015 the closing sale price of the Company’s Common Stock, as reported on the Nasdaq Global Select Market (“NASDAQ”), was $48.01.
Administration. The 2015 Plan will be administered by a committee of the Board of Directors (or a subcommittee thereof) or such other committee designated by the Board, with each member of such committee intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “independent” within the meaning of the rules of the NASDAQ. Currently, it is anticipated that the Compensation Committee will administer the 2015 Plan. The Compensation Committee will make determinations with respect to the participation of employees, directors and consultants in the 2015 Plan and, except as otherwise required by law or the 2015 Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or vesting periods, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Compensation Committee deems appropriate. Such grant terms will be set forth in an award agreement. The Compensation Committee will also have final, binding authority to interpret and construe the provisions of the 2015 Plan and the award agreements. The Compensation Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding stock options and SARs will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding award will lapse, (iii) all or a portion of the performance period applicable to any outstanding award will lapse and (iv) the performance goals (if any) applicable to any outstanding award will be deemed to be satisfied at the target or any other level.
The Compensation Committee may designate other persons to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to persons who are (i) ”covered employees” within the meaning of Section 162(m) of the Code or are likely to become such while an award is outstanding, or (ii) subject to Section 16 of the Exchange Act. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the committee under the 2015 Plan.
Awards. The following types of awards may be granted under the 2015 Plan:

Stock Options. Stock options may be granted in the form of incentive stock options within the meaning of Section 422 of the Code or stock options not meeting such Code definition (“nonqualified stock options”). The 2015 Plan permits all of the shares available under the 2015 Plan to be awarded in the form of incentive stock options if the Compensation Committee so determines. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant which may provide that stock options may be exercisable in installments, provided that no stock option will be exercised later than seven years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price per share of Common Stock of any stock option may not be less than the fair market value of a share of Common Stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Compensation Committee will provide for the exercise price to be payable in cash, payable in shares of already owned Common Stock, payable through the withholding of Common Stock which would otherwise be delivered to the participant, or in any combination of cash, already owned or withheld Common Stock, pursuant to a broker-assisted cashless exercise program, or by such methods as the Compensation Committee may deem appropriate, including but not limited to loans by the Company on such terms and conditions as the Compensation Committee may determine to the extent permitted by applicable law.
Stock Appreciation Rights. SARs may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the 2015 Plan, upon such terms and conditions as the Compensation Committee may determine. Upon exercise, a SAR entitles a participant to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the base price of the SAR. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine whether a SAR will be settled in cash, Common Stock or a combination of cash and Common Stock. Upon exercise of a SAR granted in conjunction with a stock option, the stock option or the portion thereof to which the SAR relates will be surrendered. Each SAR will not be exercisable more than seven years after its date of grant.
Restricted Shares. Restricted shares are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Compensation Committee. The Compensation Committee may provide for the lapse of such restrictions in installments. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period. Unless otherwise set forth in a restricted share award agreement, the holder of restricted shares will have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to the restricted shares; provided, however, that (i) distributions other than regular cash dividends, and (ii) regular cash dividends with respect to restricted shares that are subject to performance-based vesting conditions, in each case, will be deposited by the Company and will be subject to the same restrictions as the restricted shares.
Restricted Share Units. Restricted share units are fixed or variable share or dollar denominated units valued, at the Compensation Committee’s discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company’s Common Stock. The Compensation Committee will determine the terms and conditions applicable to restricted share units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. The agreement awarding restricted share units will specify (i) whether such award may be settled in shares of Common Stock, cash or a combination thereof, and (ii) whether the holder will be entitled to receive on a current or deferred basis, dividend equivalents, with respect to such award. Any dividend equivalents with respect to restricted share units that are subject to performance-based vesting conditions will be subject to the same restrictions as such restricted share units. Prior to the settlement of a restricted share unit in shares of Common Stock, the holder of a restricted share unit will have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such award.
Performance Awards. Performance awards are a fixed or variable share or dollar denominated award subject to such conditions of vesting, performance and time of payment as the Compensation Committee may determine. The agreement relating to a performance award will specify whether such award may be settled in shares of Common Stock (including restricted shares), cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Compensation Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period. Any dividend or dividend equivalents with respect to a performance award that is subject to performance-based vesting conditions will be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in shares of Common Stock, the holder of such award will have no rights as a shareholder of the Company with respect to such shares.
Stock Awards. The Compensation Committee may grant a stock award representing an unrestricted transfer of ownership, subject to compliance with the exceptions to the minimum vesting provisions included in the 2015 Plan.
Other Incentive Awards. The Compensation Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock (“Other Incentive Awards”). The Compensation Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

The disposition of an award in the event of the retirement, disability, death or other termination of a participant’s employment or service will be as determined by the Compensation Committee as set forth in the award agreement.
Except to the extent permitted by the Compensation Committee with respect to nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or the beneficiary designation procedures under the 2015 Plan.
Performance Measures. Under the 2015 Plan, the vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Compensation Committee. To the extent an award is intended to qualify for the performance-based exemption from the $1 million deduction limit under Section 162(m) of the Code, as described below, the performance measures will be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of Common Stock of a specified value within or for a specified period of time; earnings; earnings per share; earnings before interest expense and taxes (“EBIT”); earnings before interest, taxes, depreciation, and amortization (“EBITDA”); return on equity; return on assets; return on investments; return on total capital; return to shareholders (including dividends); total shareholder return; revenues; cash flow(s); cost reduction goals; market share; charge-offs; loan losses and loan loss reserves; losses from discontinued operations; reductions in non-performing assets; net income; operating income; profit margin; expense management; economic profit; economic value added; customer satisfaction; productivity; employee retention; succession management; management of the cost of insurance claims; achievement of regulatory compliance performance goals; satisfactory internal or external audits; improvements in financial ratings; measurable marketing effectiveness; achievement of diversity goals; or any combination of the foregoing. The applicable performance measures may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). If the Compensation Committee desires that compensation payable pursuant to any award subject to performance criteria be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the performance goals will satisfy all applicable requirements imposed under United States Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard. The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any performance goals, including, without limitation, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Compensation Committee, unless such action would cause a grant to a “covered employee” (within the meaning of Section 162(m) of the Code) to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Compensation Committee may amend or adjust the performance goals or other terms and conditions of an outstanding award in recognition of any Adjustment Events.
With respect to participants who are not covered employees and who, in the Compensation Committee’s judgment, are not likely to be covered employees at any time during the applicable performance period or during any period in which an award may be paid following a performance period, the performance goals may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed in the 2015 Plan.
Minimum Vesting and Restricted Period. No award granted under the 2015 Plan may become exercisable or vest prior to the first anniversary of the date of grant; provided, however, that such minimum vesting requirements may not apply (i) when employment terminates as a result of death, disability, layoff, retirement, divestiture or a termination by the Company without cause or by the participant due to constructive discharge or good reason or (ii) to awards to newly hired employees, awards to employees in connection with acquisitions, awards to employees who subsequently retire or have plans for retirement, awards made in lieu of cash bonuses or awards granted with respect to the number of shares of Common Stock which, in the aggregate, do not exceed five percent of the total number of shares of Common Stock available under the 2015 Plan.
Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Codification Topic 718 Compensation - Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the 2015 Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share), the terms of each outstanding restricted share award and restricted share unit award (including the number and class of securities subject thereto), the terms of each outstanding performance award (including the number and class of securities subject thereto), the maximum number of securities with respect to which shares of Common Stock that may be awarded during any fiscal year of the Company to any one participant will be appropriately adjusted by the Compensation Committee, such adjustments to be made in the case of outstanding stock options and SAR without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Compensation Committee to prevent dilution or enlargement of rights of participants.
Change of Control. The Company will undergo a change of control in the event of certain acquisitions of 50% or more of the Company’s Common Stock, a change in the majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 50% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.
In the case of change of control events in which the awards are not effectively replaced in accordance with the terms of the 2015 Plan, then, upon such change of control, all stock options and SARs outstanding will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, all payout opportunities under all outstanding awards subject to performance-based vesting requirements will be earned based on actual performance through the effective date of the change of control, and the vesting of all such awards will be accelerated as of the effective date of the change of control. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion, require outstanding awards, in whole or in part, to be cancelled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to (i) in the case of a stock option or SAR, the number of shares then subject to the portion of such award cancelled multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in the change of control transaction, over the purchase price or base price per share subject to the award, (ii) in the case of restricted shares, restricted share units, performance awards denominated in Common Stock or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such award cancelled to the extent the performance criteria (if any) applicable to such award are satisfied multiplied by the highest per share price offered to holders of Common Stock in the change of control transaction and (iii) in the case of performance awards and Other Incentive Awards denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award are satisfied.
In the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for a “constructive termination” or “good reason,” in each case, within the 18-month period following the occurrence of a change of control in which the outstanding awards were effectively assumed or otherwise remained outstanding, then, upon such termination of employment, all stock options and SARs outstanding will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, with respect to awards subject to performance-based vesting conditions, (i) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested awards will be prorated based on the greater of actual performance through the date of termination of employment and target performance, with the award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such awards will be accelerated as of the effective date of such termination of employment and (ii) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested awards will be earned at the greater of actual performance through the date of termination of employment and target performance.
Amendments and Termination. The Board of Directors may at any time suspend or terminate the 2015 Plan. The Board of Directors may amend the 2015 Plan at any time, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation; provided, however, that any material amendment to the 2015 Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would:

•	materially increase the number of shares available under the 2015 Plan or issuable to a participant, except in connection with an event described above in “Adjustments;”

•	change the types of awards that may be granted under the 2015 Plan;

•	expand the class of persons eligible to receive awards or otherwise participate in the 2015 Plan; or

•
reduce the price at which a stock option or SAR is exercisable either by amendment of an award agreement or by substitution of a new stock option or SAR at a reduced exercise price, except in connection with an event described above in “Adjustments.”

No termination, amendment, or modification may adversely affect in any material way any awards previously granted under the 2015 Plan without such award holder’s written consent. There will be no set termination date for the 2015 Plan, although no incentive stock options may be granted more than 10 years after the effective date of the 2015 Plan.

Eligible Employees. Employees (including prospective employees), directors and consultants of the Company or any subsidiary will be eligible to participate in the 2015 Plan. As of April 1, 2015, approximately 3,600 employees of the Company and its subsidiaries and twelve non-employee directors would be eligible to participate in the 2015 Plan; however, participation in the 2007 Plan has historically been limited to officers and other key employees of the Company as selected by the Compensation Committee, which, as of April 1, 2015, included approximately 315 officers and other employees.
Clawback of Awards. Awards granted under the 2015 Plan and any cash payment or shares of Common Stock delivered pursuant to an award will be subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy or as otherwise required under applicable law.
New Plan Benefits. The number of stock options and other forms of awards that will be granted under the 2015 Plan is not currently determinable.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2015 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2015 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2015 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the applicable United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers other than the chief executive officer or the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as performance based-compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s shareholders before payment of any performance-based compensation is made, and (iii) except in the case of compensation that is attributable solely to the increase in the value of the stock of the corporation, the committee certifies that the applicable performance goals are satisfied before payment of any performance-based compensation is made. As noted above, the Compensation Committee currently consists solely of “outside directors” for purposes of Section 162(m) of the Code. Certain compensation under the 2015 Plan, such as that payable with respect to stock options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 2015 Plan, such as any restricted share or restricted share unit award that is not subject to performance measures, would be subject to such limit.
Nonqualified Stock Options. For U.S. federal income tax purposes, no income will be recognized by a participant upon the grant of a nonqualified stock option under the 2015 Plan and the Company will not be entitled to a tax deduction at that time. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant (and subject to withholding in respect of an employee) in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price, and the Company will be entitled to a corresponding tax deduction. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (i) the exercise price, increased by any compensation reported upon the participant’s exercise of the stock option and (ii) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.
Incentive Stock Options. Except as otherwise described below, no income will be recognized by a participant upon the grant of an incentive stock option under the 2015 Plan. No taxable income will be realized by the participant pursuant to the exercise of an incentive stock option granted under the 2015 Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for U.S. federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax with respect to the excess (if any) of the fair market value of the shares purchased (determined as of the date of exercise) over the option price.
If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (ii) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.
If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the stock option will be treated as a nonqualified stock option.
Stock Appreciation Rights. No taxable income will be recognized by a participant, and the Company will not be entitled to a tax deduction, upon the grant of a SAR under the 2015 Plan. Upon the exercise of a SAR, however, compensation taxable as ordinary income will be realized by the participant (and subject to withholding in respect of an employee) in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. This amount generally will be deductible by the Company as compensation expense for federal income tax purposes. Shares of Common Stock received upon the exercise of a SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the day after the date of exercise of the SAR.
Restricted Shares. A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares vest or are no longer subject to a substantial risk of forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant (and subject to withholding in respect of an employee) equal to the fair market value of the restricted shares on the date of grant as if the restricted shares were unrestricted and could be sold immediately reduced by the amount, if any, that the holder paid for such shares. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the day after the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. A participant receiving dividends with respect to restricted shares for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.
The amount of ordinary income recognized upon the lapse of restrictions or by making the above-described election will be deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Restricted Share Units. A recipient of restricted share units will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued pursuant to such an award. The fair market value of any Common Stock received will generally be included in income at the time of receipt (and subject to withholding in respect of an employee). The capital gain or loss holding period for any Common Stock distributed under an award will begin on the day after the date of such distribution. The amount of ordinary income recognized will be deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Performance Awards. A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards and only to the extent not subject to the deduction limits of Section 162(m) of the Code. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.
The approval of the adoption of the 2015 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” ADOPTION OF THE WINTRUST FINANCIAL CORPORATION 2015 STOCK INCENTIVE PLAN

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2014 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, an independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence from the Company.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2014 for filing with the SEC.
Audit Committee

INGRID S. STAFFORD (Chair)	CHARLES H. JAMES III
BERT A. GETZ, JR.	ALBIN F. MOSCHNER
SCOTT K. HEITMANN	THOMAS J. NEIS

PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2015. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

AUDIT AND NON-AUDIT FEES PAID
The Company’s independent auditors for the fiscal year ended December 31, 2014 were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2015. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.
The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2014 and December 31, 2013:
Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $1,500,489 in 2014 and $1,840,394 in 2013.
Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $36,000 in 2014 and $97,000 in 2013.
Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $531,512 in 2014 and $299,727 in 2013.
All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards, interpretive guidance and regulatory advisory services. Aggregate fees for other services were $64,112 in 2014 and $58,187 in 2013.
The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.
All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2014 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
Shareholder proposals intended to be presented at the Company’s 2016 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 18, 2015 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2016 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, the deadline for such notice is February 28, 2016 (but not before January 29, 2016).

OTHER BUSINESS
The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa J. Pattis
Corporate Secretary

ANNEX A - 2015 STOCK INCENTIVE PLAN

WINTRUST FINANCIAL CORPORATION
2015 STOCK INCENTIVE PLAN
1. Purpose; Effect on Predecessor Plan. The purpose of the Wintrust Financial Corporation 2015 Stock Incentive Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees, directors and consultants stock-based incentives and other equity interests in the Corporation, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries.
This Plan replaces the Predecessor Plan. As of the Effective Date, no further awards shall be granted under the Predecessor Plan.
2.    Definitions.
(a)    “Award” includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, performance awards, stock awards, restricted share or unit awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock (“Other Incentive Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.
(b)    “Award Agreement” means a written or electronic agreement between the Corporation and each Participant setting forth the terms and conditions of each Award made under this Plan.
(c)    “Board” means the Board of Directors of the Corporation.
(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(e)    “Committee” means the Compensation Committee of the Board, or a subcommittee thereof, or such other committee of the Board as may be designated by the Board from time to time to administer this Plan, with each member of such committee intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “independent” within the meaning of the rules of the Nasdaq Global Select Market or any other stock exchange on which the Common Stock is then traded.
(f)    “Common Stock” means the Common Stock, no par value, of the Corporation.
(g)    “Corporation” means Wintrust Financial Corporation, an Illinois corporation.
(h)    “Director” means a non-employee director of the Corporation or a Subsidiary.
(i)    “Effective Date” means May 28, 2015, the date of the approval of the Plan by the shareholders of the Corporation.
(j)    “Employee” means an employee or prospective employee of the Corporation or a Subsidiary.
(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Annex A - 1

(l)    “Fair Market Value” means the average of the highest and the lowest quoted selling prices on the Nasdaq Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded; provided, however, that, to the extent permitted under Section 409A of the Code, the Committee may modify the definition of Fair Market Value to mean the closing selling price on the Nasdaq Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such closing selling prices were recorded.
(m)    “Participant” means an Employee, Director or a consultant who has been granted an Award under the Plan.
(n)    “Plan” means this Wintrust Financial Corporation 2015 Stock Incentive Plan.
(o)    “Plan Year” means a twelve-month period beginning with January 1 of each year.
(p)    “Predecessor Plan” means the Wintrust Financial Corporation 2007 Stock Incentive Plan and each other plan previously maintained by the Corporation under which equity awards remain outstanding as of the Effective Date.
(q)    “Replacement Award” means an Award granted in place of outstanding Awards in connection with a Change in Control if: (i) it is of the same type as the replaced Award; (ii) it has a value intended to preserve the value of the replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions for Replacement Awards are satisfied shall be made by the Board, as constituted immediately before the Change in Control, in its sole discretion.
(r)    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% (or 20%, if providing an Award to an Employee, Director or consultant of such Subsidiary is based upon legitimate business criteria, as defined in Section 409A of the Code and the regulations promulgated thereunder) by reason of stock ownership or otherwise.
(s)    “Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a stock option or stock appreciation right.
3.    Eligibility. Any Employee, Director or consultant selected by the Committee is eligible to receive an Award. In addition, the Committee may select former Employees and Directors who have a consulting arrangement with the Corporation or a Subsidiary whom the Committee determines have a significant responsibility for the success and future growth and profitability of the Corporation. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award

Annex A - 2

Agreement, for purposes of this Plan, references to employment by the Corporation shall also mean employment by a Subsidiary, and references to employment shall include service as a Director or consultant. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.
4.    Plan Administration.
(a)    Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, restriction or vesting periods, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding stock options and stock appreciation rights shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding Award shall lapse, (iii) all or a portion of the performance period applicable to any outstanding Award shall lapse and (iv) the performance goals (if any) applicable to any outstanding Award shall be deemed to be satisfied at the target or any other level.
(b)    The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Articles of Incorporation and By-Laws, as may be amended from time to time.
(c)    The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to a Participant who (i) is an officer or director of the Corporation for purposes of Section 16 of the Exchange Act or (ii) is a “covered employee” for purposes of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a “covered employee” at any time during the period an Award granted pursuant to such delegation to such employee would be outstanding. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the Committee hereunder.
(d)    It is the intent of the Corporation that no Award under the Plan be subject to additional taxation under Section 409A of the Code. Accordingly, if the Committee determines that an Award granted under the Plan is subject to Section 409A of the Code, such Award shall be interpreted and administered to meet the requirements of Sections 409A of the Code.
5.    Stock Subject to the Provisions of this Plan. The stock subject to the provisions of this Plan shall be made available from shares of authorized but unissued Common Stock, shares of authorized and issued Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which all Awards may be granted shall not exceed 5,485,000 (all of which may be issued in connection with incentive stock options). To the extent the Company grants a stock option or stock appreciation right under the Plan, the number of

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shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such stock option or stock appreciation right. To the extent the Company grants a stock award, restricted share or unit award or settles a performance award or Other Incentive Award in shares of Common Stock, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to three times the number of shares subject to such award. Upon:
(a)    a payout of an Award in the form of cash; or
(b)    a cancellation, termination, forfeiture, or lapse for any reason (with the exception of the termination of a tandem Award upon exercise of the related Award, or the termination of a related Award upon exercise of the corresponding tandem Award) of any Award (or portion thereof) or any award (or portion thereof) granted under the Predecessor Plan, then the number of shares of Common Stock underlying any such Award or such award granted under a Predecessor Plan, which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein, shares of Common Stock subject to an Award under this Plan shall not again be available for issuance under this Plan if such shares are: (i) shares that were subject to a stock option or stock appreciation right and were not issued or delivered upon the net settlement or net exercise of such stock option or stock appreciation right; (ii) shares delivered to or withheld by the Corporation to satisfy the purchase price or tax withholding obligations relating to an outstanding Award; or (iii) shares that are repurchased by the Corporation with proceeds received from payment of the exercise price of a stock option.
The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Corporation (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).
6.    Awards under this Plan. As the Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:
(a)    Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine. The exercise price of any stock option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Award; provided, however, in the case of a stock option that is a Substitute Award, the exercise price per share of the shares subject to such stock option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Corporation, over (y) the aggregate exercise price of such shares. No stock option shall be exercised later than seven (7) years after its date of grant.
(b)    Incentive Stock Option. An Award in the form of a stock option which is intended to comply with the requirements of Section 422 of the Code or any successor section of the Code, as it may be amended from time to time.

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(c)    Stock Appreciation Right. A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is exercised over the Fair Market Value of a share of Common Stock on the date the stock appreciation right was granted, payable in shares of Common Stock (including restricted shares) or, to the extent provided in the applicable Award Agreement, cash or a combination of both. The exercise price of any stock appreciation right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Award; provided, however, in the case of a stock appreciation right that is a Substitute Award, the exercise price per share of the shares subject to such stock appreciation right may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Corporation, over (y) the aggregate exercise price of such shares. No stock appreciation right shall be exercised later than seven (7) years after its date of grant.
(d)    Restricted Shares. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified vesting or performance conditions, for such periods of time as the Committee may determine. Unless otherwise set forth in the Award Agreement, and subject to the terms and conditions of a restricted share Award, the Participant shall have all rights as a shareholder of the Corporation, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, shall be deposited with the Corporation and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.
(e)    Restricted Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, performance and time of payment as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock. The Award Agreement shall specify (i) whether such Award may be settled in shares of Common Stock, cash or a combination of both and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award. Any dividend equivalents with respect to restricted share units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such restricted share units. Prior to the settlement of a restricted share unit Award, the holder of such Award shall have no rights as a shareholder of the Corporation with respect to the shares of Common Stock subject to such Award.
(f)    Performance Award. A fixed or variable share or dollar denominated Award subject to such conditions of vesting, performance and time of payment as the Committee may determine. The Award Agreement shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such performance award if the specified performance goals are satisfied or met during the specified performance period and for the forfeiture of such Award if the specified performance goals are not satisfied or met during the specified performance period. The Award Agreement shall specify whether such Award may be settled in shares of Common Stock (including restricted shares) or cash or a combination thereof. Any dividends or dividend

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equivalents with respect to a performance award shall be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in shares of Common Stock, including restricted shares, the holder of such Award shall have no rights as a shareholder of the Corporation.
(g)    Stock Award. An unrestricted transfer of ownership of Common Stock.
(h)    Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.
Notwithstanding the foregoing, (i) the maximum number of shares of Common Stock which may be made subject to Awards granted under the Plan in any Plan Year (taking into account any stock option granted in tandem with any stock appreciation right as an Award with respect to shares subject to the stock option and any restricted shares, restricted share units and performance awards and Other Incentive Awards denominated in Common Stock as an Award based upon the maximum number of shares to which the Award relates) to any single Participant may not exceed 150,000, subject to adjustment as provided in Section 10, and (ii) the maximum amount that may be earned by any Participant for each 12-month period during a performance period with respect to performance awards and Other Incentive Awards denominated in cash shall be $5,000,000; provided, however, that each of the per person limits set forth in this sentence shall be multiplied by two for Awards granted to a Participant in the year in which such Participant’s employment with the Corporation commences. The aggregate grant date fair value of shares of Common Stock that may be granted under the Plan during any fiscal year of the Corporation to any Director shall not exceed $300,000; provided, however, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a Director commences service on the Board and (ii) the limit set forth in this sentence shall not apply to Awards made pursuant an election to receive the Award in lieu of all or a portion of fees received for service on the Board or any committee thereunder.
The Committee may from time to time, establish performance criteria with respect to an Award. In the case of an Award that is intended to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of Common Stock of a specified value within or for a specified period of time; earnings; earnings per share; earnings before interest expense and taxes (“EBIT”); earnings before interest, taxes, depreciation, and amortization (“EBITDA”); return on equity; return on assets; return on investments; return on total capital; return to shareholders (including dividends); total shareholder return; revenues; cash flow(s); cost reduction goals; market share; charge-offs; loan losses and loan loss reserves; losses from discontinued operations; reductions in non-performing assets; net income; operating income; profit margin; expense management; economic profit; economic value added; customer satisfaction; productivity; employee retention; succession management; management of the cost of insurance claims; achievement of regulatory compliance performance goals; satisfactory internal or external audits; improvements in financial ratings; measurable marketing effectiveness; achievement of diversity goals; or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Corporation (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). If the Committee desires that compensation payable pursuant to any Award subject to performance criteria be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the performance goals shall satisfy all applicable requirements imposed under United States Treasury

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Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard. The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any performance goals, including, without limitation, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, unless such action would cause a grant to a “covered employee” (within the meaning of Section 162(m) of the Code) to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee may amend or adjust the performance goals or other terms and conditions of an outstanding Award in recognition of any Adjustment Events. With respect to participants who are not covered employees and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable performance period or during any period in which an Award may be paid following a performance period, the performance goals may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein.
7.    Award Agreements.
(a)    Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.
(b)    No Award may become exercisable or may vest prior to the first anniversary of the date of grant; provided, that, such restrictions shall not apply to (i) Awards to newly hired Employees, (ii) Awards to Employees in connection with acquisitions (whether by asset purchase, merger or otherwise), (iii) Awards to employees who subsequently retire or have plans for retirement from the Company or one of its subsidiaries, (iv) Awards made in lieu of a cash bonus or (v) Awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for Awards under this Plan. Notwithstanding the foregoing, (i) any Award Agreement may provide for any additional vesting requirements, including but not limited to longer periods of required employment or the achievement of performance goals or (ii) any Award Agreement may provide that all or a portion of the shares subject to such Award shall vest immediately or, alternatively, vest in accordance with the vesting schedule but without regard to the requirement for continued employment in the case of termination by the Corporation without cause (as defined in the Award Agreement), termination by the Participant due to constructive discharge or good reason (as defined in the Award Agreement), or termination of employment due to death, disability, layoff, retirement or divestiture.
8.    Other Terms and Conditions.
(a)    No Assignment; Limited Transferability of Stock Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the stock options (other than incentive stock options) granted to a Participant to be on terms which permit transfer by such Participant to:

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(i)    the spouse, children or grandchildren of the Participant (“Immediate Family Members”);
(ii)    a trust or trusts for the exclusive benefit of such Immediate Family Members; or
(iii)    a partnership in which such Immediate Family Members are the only partners; provided that:
(A) there may be no consideration for any such transfer;
(B) the Award Agreement pursuant to which such stock options are granted expressly provides for transferability in a manner consistent with this Section 8(a); and
(C) subsequent transfers of transferred stock options shall be prohibited except for transfers in accordance with Section 8(b).
Following transfer, any such stock options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8(b) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the stock option relating to the period of exercisability and expiration of the stock option shall continue to be applied with respect to the original Participant, and the stock options shall be exercisable by the transferee only to the extent, and for the periods, set forth in the Award Agreement.
(b)    Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.
(c)    Termination of Employment. The termination of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or service, shall be as determined by the Committee and set forth in the Award Agreement.
(d)    Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record.
(e)    Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation; (iv) by a combination of the methods described in (i), (ii) and (iii) above; (v) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise; or (vi) by such other

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methods as the Committee may deem appropriate, including, but not limited to loans by the Corporation on such terms and conditions as the Committee shall determine to the extent permitted by applicable law.
(f)    Withholding. The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Corporation shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Corporation, (B) delivery (either actual delivery or by attestation procedures established by the Corporation) to the Corporation of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of a stock option, a cash payment by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Award Agreement. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Corporation, such higher withholding rate to the extent consistent with fixed plan accounting in accordance with Generally Accepted Accounting Principles). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
(g)    Deferral. The receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to a Participant under any Award other than a stock option or stock appreciation right may be deferred to the extent permitted by an applicable deferral plan established by the Corporation or a Subsidiary and in accordance with Section 409A of the Code. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.
(h)    No Repricing or Cancellation for Cash. Notwithstanding anything in this Plan to the contrary and subject to Sections 10 and 12, without the approval of the shareholders of the Corporation, neither the Board nor the Committee will amend any previously granted Award to (i) reduce the exercise price of an outstanding stock option or stock appreciation right, (ii) cancel an outstanding stock option or stock appreciation right in exchange for another stock option or stock appreciation right with a lower exercise price or (iii) cancel any previously granted stock option or stock appreciation right in exchange for cash or another Award if the exercise price of such stock option or stock appreciation right exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation.
9.    Amendments, Modification and Termination. The Board may at any time and from time to time, terminate, suspend or discontinue this Plan. The Board of Directors may at any time and from time to time, alter or amend this Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, provided that any material amendment to the Plan will not be effective unless approved by the Corporation’s shareholders. For this purpose, a material amendment is any amendment that would (i) materially increase the number of shares available under the Plan or issuable to

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a Participant (other than a change in the number of shares made pursuant to Section 10); (ii) change the types of Awards that may be granted under the Plan; (iii) expand the class of persons eligible to receive Awards or otherwise participate in the Plan; or (iv) reduce the price at which a stock option or stock appreciation right is exercisable either by amendment of an Award Agreement or by substitution of a new stock option or stock appreciation right at a reduced exercise price (other than as permitted in Section 10). No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
10.    Recapitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding stock option and stock appreciation right (including the number and class of securities subject to each outstanding stock option or stock appreciation right and the purchase price or base price per share), the terms of each outstanding restricted share Award and restricted share unit Award (including the number and class of securities subject thereto), the terms of each outstanding performance award (including the number and class of securities subject thereto), the maximum number of securities with respect to which shares of Common Stock that may be awarded during any fiscal year of the Corporation to any one Participant shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and stock appreciation right without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Corporation, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
11.    Rights as Employees, Directors or Consultants. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.
12.    Change of Control.
(a)    Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control (as defined below) pursuant to which the outstanding Awards are not replaced with a Replacement Award, the following shall occur upon a Change of Control with respect to any such Awards outstanding as of such Change of Control:
(i)    any and all stock options and stock appreciation rights granted hereunder shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;

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(ii)    any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested;
(iii)    unless otherwise specified in a Participant’s Award Agreement at time of grant, the payout opportunities attainable under all outstanding Awards subject to performance-based vesting conditions shall be earned based on actual performance through the effective date of the Change of Control and the vesting of all such Awards shall be accelerated as of the effective date of the Change of Control; and
(iv)    the Board (as constituted prior to such Change of Control) may, in its discretion, require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (1) a cash payment in an amount equal to (a) in the case of a stock option or stock appreciation right, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place, over the purchase price or base price per share of Common Stock subject to such Award, (b) in the case of restricted shares, restricted share units, performance awards denominated in Common Stock, or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such Award surrendered to the extent the performance criteria (if any) applicable to such Award are satisfied pursuant to Section 12(a)(iii) multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place and (c) in the case of performance awards and Other Incentive Awards denominated in cash, the value of the award then subject to the portion of such Award surrendered to the extent the performance criteria applicable to such Award are satisfied pursuant to Section 12(a)(iii); (2) shares of capital stock of the corporation resulting from such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.
(b)    Except as otherwise provided for in Section 12(a), notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of the termination of a Participant’s employment by the Corporation without cause (as defined the Award Agreement) or, to the extent permitted in the Award Agreement, the termination of a Participant’s employment by the Participant for a constructive termination or good reason (as defined in the Award Agreement), in each case, within the 18-month period following the occurrence of a Change of Control, then the following shall occur with respect to any and all Awards held by the Participant as of such termination of employment:
(i)    any and all stock options and stock appreciation rights shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;
(ii)    any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested; and
(iii)    unless otherwise specified in a Participant’s Award Agreement at the time of grant, with respect to Awards subject to performance-based vesting conditions, (y) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested Awards shall be prorated based on the greater of (1) actual performance through the date

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of termination of employment and (2) target performance, with the Award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such Awards shall be accelerated as of the effective date of such termination of employment and (z) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested Awards shall be earned at the greater of (1) actual performance through the date of the termination of employment and (2) target performance.
(c)    A “Change of Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:
(i)    The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or
(ii)    Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
(iii)    The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

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13.    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Illinois, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.
14.    Savings Clause. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Employees who are officers or directors for purposes of Section 16 of the Exchange Act, including Rule 16b-3 under the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.
15.    Term. The Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under this Plan on or after the ten year anniversary of the Effective Date.
16.    Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Corporation or other action pursuant to the applicable Agreement or any clawback or recoupment policy or as required under applicable law.

Annex A - 13